Exhibit 99.1

CONVERSION VALUATION APPRAISAL REPORT

Prepared for:

Delanco Bancorp, Inc.
Delanco, New Jersey

As Of:
November 20, 2006

Prepared By:

Keller & Company, Inc.
555 Metro Place North
Suite 524
Dublin, Ohio 43017
(614) 766-1426

KELLER & COMPANY

CONVERSION VALUATION APPRAISAL REPORT

Prepared for:

Delanco Bancorp, Inc.
Delanco, New Jersey

As Of:
November 20, 2006

KELLER & COMPANY, INC.
Financial Institution Consultants
Investment and Financial Advisors

555 Metro Place North	614-766-1426
Suite 524	614-766-1459 (fax)
Dublin, Ohio 43017

December 11, 2006

Board of Directors
Delanco Bancorp, Inc.
615 Burlington Avenue
Delanco, New Jersey 08075

To the Board:

We hereby submit our independent appraisal of the pro forma market value of the to-be-issued stock of Delanco Bancorp, Inc. (the “Corporation”), which is the mid-tier holding company of Delanco Federal Savings Bank, Delanco, New Jersey (“Delanco Federal” or the “Bank”). Such stock is to be issued in connection with the application by the Corporation to complete a minority stock offering , with Delanco MHC, a federally chartered mutual holding company, to own 55.0 percent of the Corporation. This appraisal, as of November 20, 2006, was prepared and provided to the Bank in accordance with the appraisal requirements and regulations of the Office of Thrift Supervision of the United States Department of the Treasury.

Keller & Company, Inc. is an independent, financial institution consulting firm that serves both thrift institutions and banks throughout the U.S. The firm is a full-service consulting organization, as described in more detail in Exhibit A, specializing in business and strategic plans, stock valuations, conversion and reorganization appraisals, market studies and fairness opinions for thrift institutions and banks. The firm has affirmed its independence in this transaction with the preparation of its Affidavit of Independence, a copy of which is included as Exhibit C.

Our appraisal is based on the assumption that the data provided to us by Delanco Federal and the material provided by the independent auditors, Connolly, Grady & Cha, P.C., Philadelphia, Pennsylvania, are both accurate and complete. We did not verify the financial statements provided to us, nor did we conduct independent valuations of the Bank’s assets and liabilities. We have also used information from other public sources, but we cannot assure the accuracy of such material.

In the preparation of this appraisal, we held discussions with the management of Delanco Federal, with the law firm of Muldoon, Murphy & Aguggia LLP, Washington, D.C., the Bank’s conversion counsel, and with Connolly, Grady & Cha, P.C., the Bank’s outside auditor. Further, we viewed the Bank’s local economy and primary market area and also reviewed the Bank’s most recent business plan as part of our review process.

Board of Directors
Delanco Federal
December 11, 2006

This valuation must not be considered to be a recommendation as to the purchase of stock in the Corporation, and we can provide no guarantee or assurance that any person who purchases shares of the Corporation’s stock will be able to later sell such shares at a price equivalent to the price designated in this appraisal.

Our valuation will be further updated as required and will give consideration to any new developments in Delanco Federal’s operation that have an impact on operations or financial condition. Further, we will give consideration to any changes in general market conditions and to specific changes in the market for publicly-traded thrift institutions. Based on the material impact of any such changes on the pro forma market value of the Corporation as determined by this firm, we will make necessary adjustments to the Corporation’s appraised value in an appraisal update.

It is our opinion that as of November 20, 2006, the pro forma market value or appraised value of the Corporation was $18,000,000 at the midpoint, with a minority offering of $8,100,000 or 810,000 shares at $10 per share, representing 45 percent of the total valuation. The pro forma valuation range of the Corporation is from a minimum of $15,300,000 to a maximum of $20,700,000, with a maximum, as adjusted, of $23,805,000, representing a minority offering range of $6,885,000 at the minimum to $9,315,000 at the maximum, with a maximum, as adjusted, of $10,712,250, representing 688,500 shares, 931,500 shares and 1,071,225 shares at $10 per share at the minimum, maximum, and maximum, as adjusted, respectively.

The pro forma appraised value of Delanco Bancorp, Inc. as of November 20, 2006, was $18,000,000, at the midpoint, with a midpoint 45 percent minority offering of $8,100,000.

Very truly yours,

KELLER & COMPANY, INC.

                 /s/ Keller & Company, Inc.

i

TABLE OF CONTENTS (cont.)

LIST OF EXHIBITS

NUMERICAL EXHIBITS		PAGE

1	Consolidated Statement of Financial Condition - At September 30, 2006	71
2	Consolidated Statements of Financial Condition - At March 31, 2005 and 2006	72
3	Consolidated Statement of Income for the Six Months Ended September 30, 2005 and 2006	73
4	Consolidated Statement of Income for the Year Ended March 31, 2005 and 2006	74
5	Selected Financial Information	75
6	Income and Expense Trends	76
7	Normalized Earnings Trend	77
8	Performance Indicators	78
9	Volume/Rate Analysis	79
10	Yield and Cost Trends	80
11	Net Portfolio Value	81
12	Loan Portfolio Composition	82
13	Loan Maturity Schedule	83
14	Loan Originations and Purchases	84
15	Nonperforming Assets	85
16	Classified Assets	87
17	Allowance for Loan Losses	88
18	Investment Portfolio Composition	89
19	Mix of Deposits	90
20	Certificates of Deposit by Rate and Maturity	91
21	Deposit Activity	92
22	Borrowed Funds	93
23	Offices of Delanco Federal Savings Bank	94
24	Management of the Bank	95
25	Key Demographic Data and Trends	96
26	Key Housing Data	97
27	Major Sources of Employment	98
28	Unemployment Rates	99
29	Market Share of Deposits	100
30	National Interest Rates by Quarter	101
31	Thrift Stock Prices and Pricing Ratios	102
32	Key Financial Data and Ratios	110
33	Recently Converted Thrift Institutions	118

LIST OF EXHIBITS (cont.)

NUMERICAL EXHIBITS		PAGE

34	Acquisitions and Pending Acquisitions	120
35	Thrift Stock Prices and Pricing Ratios - Mutual Holding Companies	121
36	Key Financial Data and Ratios - Mutual Holding Companies	123
37	Balance Sheets Parameters - Comparable Group Selection	125
38	Operating Performance and Asset Quality Parameters - Comparable Group Selection	128
39	Balance Sheet Ratios Final Comparable Group	131
40	Operating Performance and Asset Quality Ratios Final Comparable Group	132
41	Balance Sheet Totals - Final Comparable Group	133
42	Balance Sheet - Asset Composition Most Recent Quarter	134
43	Balance Sheet - Liability and Equity Most Recent Quarter	135
44	Income and Expense Comparison Trailing Four Quarters	136
45	Income and Expense Comparison as a Percent of Average Assets - Trailing Four Quarters	137
46	Yields, Costs and Earnings Ratios Trailing Four Quarters	138
47	Dividends, Reserves and Supplemental Data	139
48	Valuation Analysis and Conclusions	140
49	Market Pricings and Financial Ratios - Stock Prices Comparable Group	141
50	Projected Effects of Conversion Proceeds - Minimum	142
51	Projected Effects of Conversion Proceeds - Midpoint	143
52	Projected Effects of Conversion Proceeds - Maximum	144
53	Projected Effects of Conversion Proceeds - Maximum, as Adjusted	145
54	Summary of Valuation Premium or Discount	146

ALPHABETICAL EXHIBITS

A	Background and Qualifications	147
B	RB 20 Certification	150
C	Affidavit of Independence	151

INTRODUCTION

Keller & Company, Inc. is an independent appraisal firm for financial institutions and has prepared this amended Conversion Valuation Appraisal Report (“Report”) to provide the pro forma market value of the to-be-issued common stock of Delanco Bancorp, Inc. (the “Corporation”), a Delaware Corporation, formed as a mid-tier holding company to own all of the common stock of Delanco Federal Savings Bank (“Delanco Federal” or the “Bank”), Delanco, New Jersey. Under the Plan of Conversion, the Corporation will be majority owned by Delanco MHC, which will own 55.0 percent of the Corporation. The Corporation will sell to the public 45.0 percent of the appraised value of the Corporation as determined in this Report in a minority stock offering.

The Application for Conversion is being filed with the Office of Thrift Supervision (“OTS”) of the Department of the Treasury and the Securities and Exchange Commission (“SEC”). We have reviewed such Application for Conversion as well as the Prospectus and related documents, and have discussed them with the Bank’s management and the Bank’s conversion counsel, Muldoon, Murphy and Aguggia LLP, Washington, D.C.

This conversion appraisal was prepared based on the guidelines provided by OTS entitled “Guidelines for Appraisal Reports for the Valuation of Savings Institutions Converting from the Mutual to Stock Form of Organization”, in accordance with the OTS application requirements of Regulation §563b and the OTS’s Revised Guidelines for Appraisal Reports, and represents a full appraisal report. The Report provides detailed exhibits based on the Revised Guidelines and a discussion of each of the fourteen factors that need to be considered. Our valuation will be updated in accordance with the Revised Guidelines and will consider any changes in market conditions for thrift institutions.

We define the pro forma market value as the price at which the stock of the Corporation after conversion would change hands between a typical willing buyer and a typical willing seller when the former is not under any compulsion to buy and the latter is not under any compulsion to sell, and with both parties having reasonable knowledge of relevant facts in an arm’s-length transaction. The appraisal assumes the Bank is a going concern and that the shares issued by the Corporation in the conversion are sold in noncontrol blocks.

Introduction (cont.)

As part of our appraisal procedure, we have reviewed the audited financial statements for the two years ended March 31, 2005 and 2006, and the unaudited financial statements for the six months ended September 30, 2005 and 2006, and discussed them with Delanco Federal’s management and with Delanco Federal’s independent auditors, Connolly, Grady & Cha, P.C., Philadelphia, Pennsylvania. We have also discussed and reviewed with management other financial matters and have reviewed internal projections. We have reviewed the Corporation’s preliminary Form SB-2 and the Bank’s preliminary Form MHC and discussed them with management and with the Bank’s conversion counsel.

To gain insight into the Bank’s local market condition, we have visited Delanco Federal’s main office and branch office and have traveled the surrounding area. We have studied the economic and demographic characteristics of the primary market area, and analyzed the Bank’s primary market area relative to New Jersey and the United States. We have also examined the competitive market within which Delanco Federal operates, giving consideration to the area’s numerous financial institution offices, mortgage banking offices, and credit union offices and other key market area characteristics, both positive and negative.

We have given consideration to the market conditions for securities in general and for publicly-traded thrift stocks in particular. We have examined the performance of selected publicly-traded thrift institutions and compared the performance of Delanco Federal to those selected institutions.

Introduction (cont.)

Our valuation is not intended to represent and must not be interpreted to be a recommendation of any kind as to the desirability of purchasing the to-be-outstanding shares of common stock of the Corporation. Giving consideration to the fact that this appraisal is based on numerous factors that can change over time, we can provide no assurance that any person who purchases the stock of the Corporation in the minority stock offering in this mutual-to-stock conversion will subsequently be able to sell such shares at prices similar to the pro forma market value of the Corporation as determined in this conversion appraisal.

I.	DESCRIPTION OF DELANCO FEDERAL SAVINGS BANK

GENERAL

Delanco Federal Savings Bank was organized in 1890 as a state-chartered mutual savings and loan association with the name Delanco Building and Loan Association. In 1994, Delanco Federal adopted a federal charter and changed its name to Delanco Federal Savings Bank. The Bank filed for approval to form a mid-tier stock holding company in 2002 with the name Delanco Bancorp, Inc., which will own all of the stock of the Bank. The Bank’s planned mutual holding company, Delanco MHC, will own 55.0 percent of Delanco Bancorp, Inc.

Delanco Federal conducts its business from its main office in Delanco and its branch office in Cinnaminson, New Jersey. The Bank’s primary market area is focused on Burlington County, across the Delaware River from northeastern Philadelphia. However, since late 2004, the Bank has expanded its lending market to include all of Pennsylvania and New Jersey, with a focus on Philadelphia and southeastern New Jersey. The Bank has no additional loan production offices. The Bank also has no active subsidiaries.

Delanco Federal’s deposits are insured up to applicable limits by the Federal Deposit Insurance Corporation (“FDIC”) in the Deposit Insurance Fund (“DIF”). The Bank is also subject to certain reserve requirements of the Board of Governors of the Federal Reserve Bank (the “FRB”). Delanco Federal is a member of the Federal Home Loan Bank (the “FHLB”) of New York and is regulated by the OTS and by the FDIC. As of September 30, 2006, Delanco Federal had assets of $85,565,000, deposits of $76,578,000 and equity of $8,153,000.

Delanco Federal has been principally engaged in the business of serving the financial needs of the public in its local communities and throughout its primary market area as a community-oriented institution. Delanco Federal has been involved in the origination of residential mortgage loans secured by one- to four-family dwellings, which represented 76.2 percent of its loan originations during the year ended March 31, 2006. One- to four-family loan originations represented a lesser 60.6 percent of loan originations during the six months ended September 30, 2006.

General (cont.)

At September 30, 2006, 42.6 percent of its gross loans consisted of residential real estate loans on one- to four-family dwellings, excluding home equity loans, compared to a larger 56.1 percent at March 31, 2005, with the primary sources of funds being retail deposits from residents in its local communities. The Bank is also an originator of multi-family and commercial real estate loans, consumer loans, and commercial loans. Consumer loans include home equity loans, automobile loans, loans on deposit accounts and other secured personal loans.

The Bank had cash and investments of $21.0 million, or a moderate 24.3 percent of its assets, excluding FHLB stock of $147,700 or 0.17 percent of assets at September 30, 2006. The Bank had $13.6 million of its investments in mortgage-backed and related securities representing 15.7 percent of assets. Deposits, FHLB advances and equity have been the primary sources of funds for the Bank’s lending and investment activities.

The total amount of stock to be sold by the Corporation in the minority stock offering will be $8.1 million or 810,000 shares at $10 per share, representing 45 percent of the midpoint fully converted appraised value of $18.0 million. The net conversion proceeds will be $7.5 million, net of conversion expenses of approximately $625,000. The actual cash proceeds to the Bank of $3.7 million will represent 50.0 percent of the net conversion proceeds. The ESOP will represent 8.7 percent of the gross shares issued in the minority offering or 70,560 shares at $10 per share, representing $705,600 or 3.92 percent of the total value. The Bank’s net proceeds will be used to fund new loans and to invest in securities following their initial deployment to short term investments. The Bank may also use the proceeds to expand services, expand operations or acquire other financial service organizations, diversify into other businesses, or for any other purposes authorized by law. The Corporation will use its proceeds to fund the ESOP and to invest in short-term deposits.

General (cont.)

The Bank has experienced a modest deposit increase over the past two fiscal years with deposits increasing 6.4 percent from March 31, 2004, to March 31, 2006, or an average of 3.2 percent per year. From March 31, 2006, to September 30, 2006, deposits then increased by $10.0 million or 15.1 percent compared to an increase of $4.2 million or 6.8 percent in fiscal year 2005.

The Bank has focused on strengthening its loan activity during the past two years, on monitoring its net interest margin and earnings, on controlling its nonperforming assets and on maintaining a reasonable equity to assets ratio. Equity to assets decreased from 11.12 percent of assets at March 31, 2005 to 10.89 percent at March 31, 2006, and then decreased to 9.42 percent at September 30, 2006. It should be noted that total equity increased in dollars from $7.9 million at March 31, 2005, to $8.2 million at September 30, 2006, but represented a lower ratio to assets due to an increase in assets during that period.

The primary lending strategy of Delanco Federal has been to focus on the origination of residential real estate loans and consumer loans, including home equity loans, with a recent increase in commercial loan activity.

The Bank’s share of residential mortgage loans decreased moderately from 56.1 percent of gross loans at March 31, 2005, to 42.6 percent as of September 30, 2006. Multi-family and commercial real estate loans increased from 9.6 percent of loans to 15.6 percent from March 31, 2005, to September 30, 2006. All types of real estate loans as a group experienced a modest decrease, declining from 65.7 percent of gross loans at March 31, 2005, to 58.2 percent at September 30, 2006. The lower share of real estate loans was offset by the Bank’s higher share of consumer loans, which include home equity loans. The Bank’s share of consumer loans experienced an increase in their share of loans from 31.2 percent at March 31, 2005, to 34.9 percent at September 30, 2006, and the dollar balance of consumer loans increased from $10.9 million to $19.8 million.

General (cont.)

Management’s internal strategy has also included continued emphasis on maintaining an adequate and appropriate allowance for loan losses relative to loans and nonperforming assets in recognition of the more stringent requirements within the industry to establish and maintain a higher level of general valuation allowances but recognizing the Bank’s lower balance of higher risk loans and lower charge-offs. At March 31, 2005, Delanco Federal had $227,000 in its loan loss allowance or 0.65 percent of gross loans, and 298.7 percent of nonperforming loans with the allowance increasing to $267,000 but representing a lower 0.47 percent of gross loans and a similar 290.2 percent of nonperforming loans at September 30, 2006.

The basis of earnings for the Bank has been interest income from loans and investments with the net interest margin being the key determinant of net earnings with less emphasis on noninterest income. With a primary dependence on net interest margin for earnings, current management will focus on striving to strengthen the Bank’s net interest margin without undertaking excessive credit risk combined with controlling the Bank’s interest risk position and striving to continue to increase noninterest income.

PERFORMANCE OVERVIEW

The financial position of Delanco Federal at September 30, 2006, and at year end March 31, 2005 and 2006, is shown in Exhibits 1 and 2, and the earnings performance of Delanco Federal for the six months ended September 30, 2005 and 2006 and for the years ended March 31, 2005 and 2006 is shown in Exhibits 3 and 4. Exhibit 5 provides selected financial data at March 31, 2005 and 2006 and at September 30, 2006. It has been Delanco Federal’s objective to increase its asset base, increase its loans, decrease its investment securities, and grow retail deposits from March 31, 2005 through September 30, 2006 The most recent impact of these trends, recognizing the stable trend in interest rates, was a modest increase in assets, loans and deposits, partially offset by a decrease in investments and a modest increase in FHLB advances from March 31, 2006, to September 30, 2006. Delanco Federal also experienced a slight increase in the dollar amount of equity during that period. The Bank’s increase in assets was $11.1 million or 14.7 percent from March 31, 2003, to September 30, 2006.

During the past two fiscal years, the Bank experienced its larger dollar increase in assets of $4.5 million in fiscal year 2006, which represented a moderate 6.4 percent increase in assets due primarily to a $6.6 million increase in loans. Such increase in assets was followed by a $11.1 million or 14.7 percent increase in assets in the six months ended September 30, 2006.

Delanco Federal’s loan portfolio, which includes mortgage loans and nonmortgage loans, increased from $34.8 million at March 31, 2005, to $41.4 million at March 31, 2006, and represented a total increase of $6.6 million or 19.0 percent. For the six months ended September 30, 2006, loans increased by $14.7 million or 35.5 percent to $56.1 million.

Delanco Federal has obtained funds through deposits and through the minimal use of FHLB advances. The Bank’s competitive rates for deposits and two offices in its local market in conjunction with its focus on service have been the sources for attracting retail deposits. Deposits increased $4.2 million or 6.8 percent from March 31, 2005, to March 31, 2006. For the six months ended September 30, 2006, deposits increased by $10.0 million or 15.1 percent. The Bank’s largest deposit growth period was in the six months ended September 30, 2006, when deposits increased $10.0 million or a strong 15.1 percent, representing 30.2 percent on an annual basis.

Performance Overview (cont.)

The Bank experienced an increase in the dollar amount of its equity in fiscal year 2006, and then experienced a modest decrease in equity from March 31, 2006, through September 30, 2006. The dollar amount of equity increased 4.2 percent from March 31, 2005, to March 31, 2006, and then decreased 0.8 percent from March 31, 2006, through September 30, 2006. At March 31, 2005, the Bank had equity of $7.9 million, representing an 11.12 percent equity to assets ratio and then increased to $8.2 million at March 31, 2006, representing a lower 10.89 percent equity to assets ratio due to the Bank’s increase in assets. At September 30, 2006, equity was a lesser $8.15 million and a lower 9.42 percent of assets due to the Bank’s increase in total assets at September 30, 2006, compared to March 31, 2006.

INCOME AND EXPENSE

Exhibit 6 presents selected operating data for Delanco Federal, providing selected income and expense data in dollars for the fiscal years of 2005 and 2006 and for the six months ended September 30, 2005 and 2006.

Delanco Federal experienced a minimal decrease in its dollar amount of interest income from fiscal 2005 to fiscal 2006. Interest income was $3.40 million in 2005 and a lesser $3.39 million in 2006, representing a decrease of $13,000 or 0.4 percent.

The Bank’s interest expense experienced an increase from fiscal year 2005 to 2006. Interest expense increased from $1.08 million in 2005 to $1.32 million in 2006, representing an increase of $240,000 or 22.2 percent, resulting in a decrease in net interest margin. Interest income decreased a lesser $13,000. In the six months ended September 30, 2006 compared to the six months ended September 30, 2005, there was a moderate decrease in interest income of $356,000, notwithstanding the increase in interest expense of $384,000, resulting in a dollar decrease in net interest income of $28,000 or 2.6 percent for the six months ended September 30, 2006, and a modest decrease in net interest margin.

Income and Expense (cont.)

The Bank has made provisions for loan losses in each of the past two fiscal years of 2005 and 2006. The Bank also made provisions in the six months ended September 30, 2006. The provisions were determined in recognition of the Bank’s nonperforming assets, charge-offs, repossessed assets, and industry norms. The Bank had provisions of $12,000 and $10,000 in fiscal years 2005 and 2006, respectively, and $30,000 in the six months ended September 30, 2006. The Bank had net charge-offs of $9,000 in fiscal 2005, with no net charge-offs in the other two periods. The impact of these provisions and net charge-offs has been to provide Delanco Federal with a general valuation allowance of $267,000 at September 30, 2006, or 0.47 percent of gross loans and 290.2 percent of nonperforming assets.

Total other income or noninterest income indicated an increase from fiscal year 2005 to 2006. In the year ended March 31, 2005, noninterest income was $154,000 or 0.22 percent of assets. In the year ended March 31, 2006, noninterest income was a much larger $473,000, representing 0.63 percent of assets with the increase due to a $345,000 gain on the sale of securities. For the six months ended September 30, 2006, noninterest income was $262,000 or 0.67 percent of assets, annualized. Noninterest income consists primarily of service charges, BOLI income, other income, and gains on the sale of investments.

The Bank’s general and administrative expenses or noninterest expenses increased from $1.86 million for the fiscal year of 2005 to $2.14 million for the fiscal year ended March 31, 2006, representing an increase of 15.19 percent. On a percent of average assets basis, operating expenses increased from 2.60 percent of average assets for the fiscal year ended March 31, 2005, to 2.97 percent for the fiscal year ended March 31, 2006, and then increased to 3.10 percent for the six months ended September 30, 2006, annualized.

Income and Expense (cont.)

The net earnings position of Delanco Federal has indicated recent volatility. The annual net income figures for the fiscal years ended March 31, 2005 and 2006, were $346,000 and $316,000, respectively, representing returns on average assets of 0.49 percent, and 0.44 percent for fiscal years 2005 and 2006, respectively. For the six months ended September 30, 2006, Delanco Federal had net income of a lesser $20,000, representing a return on average assets of 0.05 percent, annualized.

Exhibit 7 provides the Bank’s normalized earnings or core earnings for the twelve months ended September 30, 2006. The Bank’s normalized earnings eliminate any nonrecurring income and expense items. There was one adjustment to the tax rate, from a higher 63.5 percent to a more normal 34.0 percent, resulting in the change of Delanco Federal’s net loss of $27,000 to a higher net loss of $49,000.

Key performance indicators, including asset quality ratios and capital ratios are shown in Exhibit 8. The Bank’s return on assets decreased moderately from 0.49 percent in 2005, to 0.44 percent in fiscal year 2006 and then to 0.05 percent in the six months ended September 30, 2006, annualized.

The Bank’s lower return on average equity decreased from 2005 to 2006. The return on average equity decreased from 4.63 percent in 2005 to 4.03 percent in fiscal year 2006 and was 0.50 percent for the six months ended September 30, 2006, annualized.

The Bank’s net interest rate spread decreased from 3.27 percent in 2005 to 2.98 percent in 2006 and then decreased to 2.81 percent for the six months ended September 30, 2006, annualized. The Bank’s net interest margin indicated a similar trend, decreasing from 3.44 percent in 2005 to 3.14 percent in 2006, and then decreased to 2.92 percent for the six months ended September 30, 2006. Delanco Federal’s net interest rate spread decreased 29 basis points from 2005 to 2006 and then decreased 17 basis points in the first six months of fiscal 2006. The Bank’s net interest margin followed a similar change, decreasing 30 basis points from 2005 to 2006 and then decreasing 22 basis points in the first six months of fiscal 2007.

Income and Expense (cont.)

Delanco Federal’s ratio of interest-earning assets to interest-bearing liabilities decreased modestly from 110.17 percent at March 31, 2005, to 104.15 percent at September 30, 2006. The Bank’s decrease in its ratio of interest-earning assets to interest-bearing liabilities is primarily the result of the Bank’s decrease in its equity ratio.

As discussed previously, the Bank’s ratio of noninterest expenses to average assets increased from 2.60 percent in fiscal year 2005 to 2.97 percent in fiscal year 2006 and to 3.10 percent for the six months ended September 30, 2006, annualized. Another key noninterest expense ratio reflecting efficiency of operation is the ratio of noninterest expenses to noninterest income plus net interest income, referred to as the “efficiency ratio.” The industry norm is 59.6 percent with a lower the ratio indicating greater efficiency. Historically, the Bank has been characterized by lower efficiency, reflected in its higher efficiency ratio, which increased from 75.11 percent in 2005 to 84.20 percent in 2006, increasing further to 95.97 percent for the six months ended September 30, 2006, annualized

Earnings performance can be affected by an institution’s asset quality position. The ratio of nonperforming loans to total loans is a fundamental indicator of asset quality. Delanco Federal experienced an increase in its ratio of nonperforming assets to both loans and total assets from 2005 to 2006, and then a significant decrease in the six months ended September 30, 2006. Nonperforming assets consist of real estate owned, loans delinquent 90 days or more but still accruing, and nonaccruing loans. At September 30, 2006, Delanco Federal’s nonperforming assets consisted of loans delinquent 90 days or more. The ratio of nonperforming assets to total assets was a lower 0.16 percent at September 30, 2006, decreasing from 0.22 percent at March 31, 2005.

Income and Expense (cont.)

Two other indicators of asset quality are the Bank’s ratios of allowance for loan losses to total loans and also to nonperforming loans. The Bank’s allowance for loan losses was 0.65 percent of loans at March 31, 2005, and a lower 0.47 percent at September 30, 2006. Delanco Federal’s allowance for loan losses to nonperforming loans was 298.7 percent at March 31, 2005, and a similar 290.2 percent at September 30, 2006.

Exhibit 9 provides the changes in net interest income due to rate and volume changes for the fiscal year of 2006 and the six months ended September 30, 2006. In fiscal year 2006, net interest income decreased $253,000, due to an increase in interest expense of $240,000 accented by a $13,000 decrease in interest income. The decrease in interest income was due to a decrease due to volume of $132,000, reduced by an increase due to rate of $119,000. The increase in interest expense was due to a $251,000 increase due to rate, reduced by an $11,000 decrease due to volume.

For the six months ended September 30, 2006, net interest income decreased $27,000, due to an increase in interest expense of $383,000 reduced by a $355,000 increase in interest income. The increase in interest income was due to an increase due to rate of $108,000, accented by an increase due to volume of $248,000. The increase in interest expense was due to a $313,000 increase due to rate, accented by a $70,000 increase due to volume.

YIELDS AND COSTS

The overview of yield and cost trends for the fiscal years ended March 31, 2005 and 2006, the six months ended September 30, 2006 and at September 30, 2006, can be seen in Exhibit 10, which offers a summary of yields on interest-earning assets and costs of interest-bearing liabilities.

Yields and Costs (cont.)

Delanco Federal’s weighted average yield on its loan portfolio decreased 15 basis points from fiscal year 2005 to 2006, from 5.97 percent to 5.82 percent and then increased 36 basis points to 6.18 percent for the six months ended September 30, 2006. The yield on investment and mortgage-backed securities increased 29 basis points from fiscal year 2005 to 2006, from 4.32 percent to 4.61 percent and then decreased 4 basis points to 4.57 percent for the six months ended September 30, 2006. The yield on other interest-earning assets increased 155 basis points from fiscal year 2005 to 2006, from 1.31 percent to 2.86 percent and then increased 213 basis points to 4.99 percent for the six months ended September 30, 2006. The combined weighted average yield on all interest-earning assets increased 12 basis points to 5.16 percent from fiscal year 2005 to 2006 and then increased 55 basis points to 5.71 percent for the six months ended September 30, 2006.

Delanco Federal’s weighted average cost of interest-bearing liabilities increased 41 basis points to 2.18 percent from fiscal year 2005 to 2006, which was less than the Bank’s 12 basis point increase in yield, resulting in a decrease in the Bank’s net interest rate spread of 29 basis points from 3.27 percent to 2.98 percent from 2005 to 2006. The Bank’s net interest margin decreased from 3.44 percent in fiscal year 2005 to 3.14 percent in fiscal year 2006, representing a decrease of 30 basis points. In the six months ended September 30, 2006, the Bank’s net interest rate spread decreased 17 basis points to 2.81 percent, and the Bank’s net interest margin decreased 22 basis points to 2.92 percent. The Bank’s net interest rate spread decreased another 5 basis points to 2.76 percent at September 30, 2006.

INTEREST RATE SENSITIVITY

Delanco Federal monitors its interest rate sensitivity position and has focused on maintaining a moderate level of interest rate risk exposure. Delanco Federal has adjustable-rate loans and balloon loans to reduce its interest rate risk exposure. Delanco Federal recognizes the thrift industry’s historically higher interest rate risk exposure, which caused a negative impact on earnings and net portfolio value of equity in the past as a result of significant fluctuations in interest rates, specifically rising rates in the past. Such exposure was due to the disparate rate of maturity and/or repricing of assets relative to liabilities commonly referred to as an institution’s “gap.” The larger an institution’s gap, the greater the risk (interest rate risk) of earnings loss due to a decrease in net interest margin and a decrease in net portfolio value of equity or portfolio loss. In response to the potential impact of interest rate volatility and negative earnings impact, many institutions have taken steps to minimize their gap position. This frequently results in a decline in the institution’s net interest margin and overall earnings performance. Delanco Federal has responded to the interest rate sensitivity issue by increasing its share of shorter term securities.

Interest Rate Sensitivity (cont.)

The Bank measures its interest rate risk through the use of its net portfolio value (“NPV”) of the expected cash flows from interest-earning assets and interest-bearing liabilities and any off-balance sheets contracts. The NPV for the Bank is calculated on a quarterly basis, by the OTS, showing the Bank’s NPV to asset ratio, the dollar change in NPV, and the change in the NPV ratio for the Bank under rising and falling interest rates. Such changes in NPV ratio under changing rates are reflective of the Bank’s interest rate risk exposure.

There are numerous factors which have a measurable influence on interest rate sensitivity in addition to changing interest rates. Such key factors to consider when analyzing interest rate sensitivity include the loan payoff schedule, accelerated principal payments, investment maturities, deposit maturities and deposit withdrawals.

Exhibit 11 provides the Bank’s NPV levels and ratios as of September 30, 2006, based on the OTS’ calculations and the changes in the Bank’s NPV levels under rising and declining interest rates. The focus on this exposure table is a 200 basis point change in interest rates either up or down.

Interest Rate Sensitivity (cont.)

The Bank’s change in its NPV at September 30, 2006, based on a rise in interest rates of 100 basis points was a 7.0 percent decrease, representing a dollar decrease in equity value of $776,000. In contrast, based on a decline in interest rates of 100 basis points, the Bank’s NPV was estimated to increase 7.0 percent or $707,000 at September 30, 2006. The Bank’s exposure widens to a 15.0 percent decrease under a 200 basis point rise in rates, representing a dollar decrease in equity of $1,605,000. The Bank’s exposure is a 12.0 percent increase based on a 200 basis point decrease in interest rates, representing a dollar increase of $1,247,000.

The Bank’s post shock NPV ratio based on a 200 basis point rise in interest rates is 10.57 percent and indicates a 152 basis point decrease from its 12.09 percent based on no change in interest rates.

The Bank is aware of its minimal interest rate risk exposure under rapidly rising rates and minimal exposure under falling rates. Due to Delanco Federal’s recognition of the need to control its interest rates exposure, the Bank has also been a participant in the purchase of adjustable-rate mortgage-backed securities and plans to continue this strategy, along with continued activity in balloon and fixed-rate residential mortgage loans. The Bank will also focus on increasing its post shock NPV ratio, recognizing the planned minority stock offering will immediately strengthen the Bank’s post shock NPV ratio.

LENDING ACTIVITIES

Delanco Federal has focused its lending activity on the origination of conventional mortgage loans secured by one- to four-family dwellings, commercial real estate loans, multi-family loans, consumer and home equity loans and commercial loans. Exhibit 12 provides a summary of Delanco Federal’s loan portfolio, by loan type, at March 31, 2004 and 2005, and at September 30, 2006.

Lending Activities (cont.)

The primary and predominant loan type for Delanco Federal has been residential loans secured by one- to four-family dwellings, representing a moderate 42.6 percent of the Bank’s gross loans as of September 30, 2006. This loan type has decreased from 56.1 percent at March 31, 2005, and increased from 41.4 percent at March 31, 2006. The distant second largest real estate loan type as of September 30, 2006, was multi-family and commercial real estate loans, which constituted a moderate 15.6 percent of gross loans compared to 9.6 percent as of March 31, 2005 and 13.6 percent at March 31, 2006. These two real estate loan categories represented a moderate 58.2 percent of gross loans at September 30, 2006, compared to a larger 65.7 percent of gross loans at March 31, 2005, and a lesser 55.0 percent at March 31, 2006.

Nonmortgage consumer loans, which include home equity loans, represented a strong 34.9 percent of gross loans at September 30, 2006, compared to 31.2 percent at March 31, 2005, and a slightly larger 35.0 percent at March 31, 2006. The Bank’s consumer loans include home equity loans, automobile loans, savings account loans, and secured personal loans. Commercial loans represented a modest 6.9 percent of gross loans a September 30, 2006, compared to 3.1 percent at March 31, 2005, and 10.0 percent at March 31, 2006. The Bank’s overall mix of loans has changed moderately from March 31, 2005 to September 30, 2006, with the share of residential loans decreasing moderately, offset by increases in commercial real estate and multi-family loans, commercial business loans and consumer loans.

The focus of Delanco Federal’s residential mortgage loan activity is on properties located in Delanco Federal’s primary market area focused on Burlington County, historically. The Bank offers fixed-rate mortgage loans, balloon loans and adjustable-rate mortgage loans. Fixed-rate mortgage loans have a maximum term of 30 years with most originations today having terms of 10 to 30 years. The Bank’s fixed-rate mortgage loans conform to FHLMC underwriting standards. The Bank’s balloon loans have terms of five, ten and fifteen years. The Bank’s ARM loans have initial terms of one year or three years.

Lending Activities (cont.)

The normal loan-to-value ratio for conventional mortgage loans to purchase or refinance one-to four-family dwellings generally does not exceed 80.0 percent at Delanco Federal, even though the Bank is permitted to make loans up to a 100.0 percent loan-to-value ratio. While the Bank does make loans up to 100.0 percent of loan-to-value, the Bank requires private mortgage insurance for the amount in excess of the 80.0 percent loan-to-value ratio. Mortgage loans originated by the Bank include due-on-sale clauses enabling the Bank to adjust rates on fixed-rate loans in the event the borrower transfers ownership. The Bank also requires an escrow account for insurance and taxes on most loans.

Delanco Federal has also been an originator of fixed-rate commercial real estate loans and multi-family loans in the past and will continue to make multi-family and commercial real estate loans. As previously indicated, the Bank had a combined total of $8.8 million in commercial real estate and multi-family loans September 30, 2006, representing 15.6 percent of gross loans, compared to a lesser $3.4 million or 9.6 percent of gross loans at March 31, 2005. The major portion of commercial real estate and multi-family loans are secured by apartment buildings, small retail establishments, warehouses and small office buildings and other owner-occupied properties used for business. The multi-family and commercial real estate loans are fully amortizing with a term of up to 20 years. The maximum loan-to-value ratio is normally 80.0 percent.

The Bank also originates home equity loans, which are included in the Bank’s consumer loans. Home equity loans normally have a term of 5 to 15 years with an adjustable interest rate tied to the prime rate published by The Wall Street Journal and a loan-to-value ratio of no more than 80.0 percent. Some of the Bank’s home equity loans are five-year balloon loans with payments based on a 20- to 30-year amortization schedule

Delanco Federal is an originator of other consumer loans, with all consumer loans totaling $19.8 million at September 30, 2006, representing 34.9 percent of gross loans. The focus of the Bank’s other consumer loans is automobile and savings account loans and secured personal loans.

Lending Activities (cont.)

Exhibit 13 provides a loan maturity schedule and breakdown and summary of Delanco Federal’s loans by fixed or adjustable-rate, indicating a predominance of fixed-rate loans. It should be noted, however, that a significant share of the loans classified as having fixed rates are residential balloon loans with shorter contractual maturities. At September 30, 2006, the Bank had a nominal 0.5 percent of its loans due on or before September 30, 2007, or in one year or less, but with a strong 45.6 percent due by September 30, 2011, in one to five years.

As indicated in Exhibit 14, Delanco Federal experienced a moderate increase in its one-to four-family loan originations and total loan originations from fiscal year 2005 to 2006 with no activity in loans purchased. Total loan originations in fiscal year 2005 were $9.1 million compared to a larger $14.6 million in fiscal year 2006, reflective of increases in residential and commercial loans originated. Residential loans originated increased from $9.0 million to $11.1 million. The increase in residential real estate loan originations from 2005 to 2006 of $2.1 million represented 38.9 percent of the $5.4 million aggregate increase in total loan originations from 2005 to 2006, with commercial loan originations increasing $3.2 million. Consumer loan originations increased $90,000 from 2005 to 2006.

Overall, loan originations exceeded principal payments, loan repayments and other reductions in fiscal 2005 and 2006. In fiscal 2005, loan originations exceeded reductions by $1.5 million, and exceeded reductions by $6.7 million in fiscal 2006.

During the six months ended September 30, 2006, loan originations totaled $19.1 million compared to a much smaller $4.7 million during the first six months of fiscal 2006. Loan originations exceeded principal repayments by $14.8 million for the six months ended September 30, 2006, and exceeded repayments by $599,000 in the six months ended September 30, 2005.

NONPERFORMING ASSETS

Delanco Federal understands asset quality risk and the direct relationship of such risk to delinquent loans and nonperforming assets, including real estate owned. The quality of assets has been a key concern to financial institutions through many regions of the country. A number of financial institutions have been confronted with rapid increases in their nonperforming assets and have been formed to recognize significant losses, setting aside major valuation allowances.

A sharp increase in nonperforming assets has often been related to specific regions of the county and has frequently been associated with higher risk loans, including purchased commercial real estate loans and multi-family loans. Delanco Federal experienced a modest decrease in nonperforming assets from March 31, 2005, to September 30, 2006.

It is normal procedure for Delanco Federal’s board to review loan delinquent 90 days or more on a monthly basis, to assess their collectibility and to initiate any direct contact with borrowers. When a loan is delinquent 5 to 15 days, the Bank sends a notice to the borrower, possibly accompanied by a phone call, and after 15 days delinquency, a second notice is sent. The Bank then initiates both written and oral communication with the borrower if the loan remains delinquent and sends additional notices after 15 days delinquency and 45 days of delinquency.

  When the loan becomes delinquent at least 90 days, the Bank will send a letter to the borrower declaring acceleration of payment and providing the borrower 30 days to make arrangements for payments. Under certain circumstances, the Bank may arrange for an alternative payment structure through a workout agreement. A decision as to whether and when to initiate foreclosure proceedings is based on such factors as the amount of the outstanding loan, the extent of the delinquency and the borrower’s ability and willingness to cooperate in curing the delinquency. The Bank generally initiates foreclosure when a loan has been delinquent 120 days and no workout agreement has been reached.

Nonperforming Assets (cont.)

Exhibit 15 provides a summary of Delanco Federal’s nonperforming assets at March 31, 2005 and 2006 and at September 30, 2006. Nonperforming assets include loans 90 days or more past due, nonaccruing loans and real estate owned. The Bank carried a lower balance of nonperforming assets in 2005 and at September 30, 2006. Delanco Federal’s nonperforming assets were $76,000 at March 31, 2005, and a similar $92,000 at September 30, 2006, which represented 0.11 percent of assets at March 31, 2005 and 0.11 percent at September 30, 2006. The Bank’s nonperforming assets included $76,000 in loans 90 days or more past due with no real estate owned or nonaccrual loans at March 31, 2005 and $92,000 in loans 90 days or more past due, with no nonaccrual loans and no real estate owned at September 30, 2006.

Delanco Federal’s nonperforming assets were less than its classified assets at September 30, 2006, and March 31, 2005, and higher than its classified assets at March 31, 2006. The classified assets includes loans classified as substandard, doubtful and loss and do not include loans classified as special mention. The Bank’s classified assets were 0.12 percent of assets at March 31, 2005, 0.52 percent at March 31, 2006, and 0.14 percent at September 30, 2006, as indicated in Exhibit 16. The Bank’s classified assets consisted entirely of substandard assets, with no assets classified as doubtful or loss at March 31, 2005, March 31, 2006, and at September 30, 2006.

Exhibit 17 shows Delanco Federal’s allowance for loan losses at March 31, 2005 and 2006 and at September 30, 2005 and 2006, indicating the activity and the resulting balances. Delanco Federal indicated a modest increase in its balance of allowance for loan losses from $227,000 at March 31, 2005 to $267,000 at September 30, 2006. The Bank had provisions for loan losses of $13,000 in fiscal 2005, $10,000 in fiscal 2006, and $30,000 in the six months ended September 30, 2006.

The Bank had net charge-offs of $9,000 in fiscal 2005, with no charge offs or recoveries in fiscal 2006 or during the six months ended September 30, 2006. The Bank’s ratio of allowance for loan losses to gross loans was 0.65 percent at March 31, 2005, and a lesser 0.47 percent at September 30, 2006, due to the Bank’s growth on loans. Allowance for loan losses to nonperforming assets was 298.68 percent at March 31, 2005, and a similar 290.22 percent at September 30, 2006.

INVESTMENTS

The investment and securities portfolio, excluding interest-bearing deposits, has been comprised of U.S. government and federal agency obligations, equity securities, mutual funds, debt securities and mortgage-backed securities. Exhibit 18 provides a summary of Delanco Federal’s investment portfolio and mortgage-backed securities at March 31, 2005 and 2006, and at September 30, 2006. Investment securities, excluding mortgage-backed securities, totaled $5.5 million at September 30, 2006, compared to $6.1 million at March 31, 2006, and $9.3 million at March 31, 2005. In addition, the Bank had $13.6 million in mortgage-backed securities at September 30, 2006, and a larger balance of $14.7 million at March 31, 2006, and $17.5 million at March 31, 2005.

The primary component of the Bank’s investments at September 30, 2006, was mortgage-backed securities, representing 71.1 percent of total investments, excluding FHLB stock, compared to a similar 70.4 percent at March 31, 2006, and 65.3 percent at March 31, 2005. The Bank also had cash and interest-bearing deposits totaling $1.9 million at September 30, 2006, compared to a larger $5.3 million at March 31, 2005. The Bank had $147,000 in FHLB stock at September 30, 2006. The weighted average yield on investment securities was 4.70 at September 30, 2006, and a lower 4.32 percent yield on investment securities for the year ended March 31, 2005.

DEPOSIT ACTIVITIES

The mix of deposits by type at March 31, 2005 and 2006, and at September 30, 2006, is provided in Exhibit 19. There has been a moderate change in the Bank’s total deposits and minimal change in the deposit mix during that eighteen month period. Total deposits increased from $62.3 million at March 31, 2005, to $66.5 million at March 31, 2006, followed by an increase to $76.6 million at September 30, 2006, representing a net eighteen month increase of $14.3 million or 23.0 percent and an annualized increase of 5.3 percent. Certificates of deposits increased from $30.7 million at March 31, 2005, to $36.4 million at September 30, 2006, representing an increase of $5.7 million or 18.6 percent, while savings, MMDA, demand and checking accounts increased $8.6 million or 27.3 percent from $31.6 million at March 31, 2005, to $40.2 million at September 30, 2006.

The Bank’s share of certificates of deposit experienced a decrease from 49.3 percent of deposits at March 31, 2005, to a slightly lower 47.5 percent of deposits at September 30, 2006, offset by an increase in the share of savings, MMDA, demand and checking accounts which increased from 50.7 percent at March 31, 2005, to 52.5 percent at September 30, 2006.

The category experiencing the strongest growth in dollars from March 31, 2005, to September 30, 2006, was savings and MMDA accounts, which increased $8.7 million during that time period; and the category experiencing the only dollar decrease from March 31, 2005, to September 30, 2006, was interest-bearing demand deposits, which declined $1.5 million.

Exhibit 20 provides a breakdown of certificates of deposit of $100,000 or more by maturity at September 30, 2006. The Bank had a moderate $5.5 million in certificates of $100,000 or more, representing 17.8 percent of total certificates. The Bank had no certificates of this type maturing in three months or less, with 24.0 percent maturing in three to six months, 34.1 percent maturing in six to twelve months and 41.9 percent maturing in more than twelve months.

Deposit Activities (cont.)

Exhibit 21 shows the Bank’s deposit activity for the two years ended March 31, 2005, and 2006, and for the six months ended September 30, 2005 and 2006. Including interest credited, Delanco Federal experienced net increases in deposits in fiscal year 2006 and for the six months ended September 30, 2005 and 2006, and a net decrease in fiscal year 2005. In fiscal year 2005, there was a net decrease in deposits of $236,000, and then a net increase of $4.2 million in 2006. In the six months ended September 30, 2006, deposits increased $10.0 million.

BORROWINGS

As indicated in Exhibit 22, Delanco Federal has made occasional use of FHLB advances in the years ended March 31, 2005 and 2006, and during the six months ended September 30, 2006. The Bank had total FHLB advances of $1.0 million at September 30, 2006, with a weighted cost of 5.29 percent with outstanding balances at March 31, 2005 and 2006.

SUBSIDIARIES

Delanco Federal has no active subsidiary corporations.

OFFICE PROPERTIES

Delanco Federal had two offices at September 30, 2006, both owned by the Bank, with its home office located at 615 Burlington Avenue, Delanco, New Jersey, and one branch in Cinnaminson, New Jersey (reference Exhibit 23). At September 30, 2006, the Bank’s investment in these office premises and equipment totaled $8.4 million, net of depreciation, or 9.7 percent of total assets.

MANAGEMENT

The president and chief executive officer of Delanco Federal is Robert M. Notigan, who is also a director. He became president and chief executive officer in September 2005 and became a director in 2004. Mr. Notigan joined the Bank in September 2005 and was previously a retired banker. Prior to his retirement, Mr. Notigan was an officer at Trenton Savings Bank and began his banking career in 1961. Douglas. R. Allen, Jr., is chief financial officer, treasurer and senior vice president of the Bank and has served as chief financial officer since 1990. Mr. Allen joined the Bank in 1976. Ronald E. Casperite is the Bank’s vice president of retail lending, a position he has held since 1990. Mr. Casperite joined the Bank in 1988. Robert A. Miller is vice president of deposit operations and has held this position since 1999. Prior to joining Delanco Federal, Mr. Miller held a variety of positions at Mt. Holly State Bank and Interboro Savings Bank. Nicholas Consolo is vice president of commercial lending, a position he has held since 2004. Prior joining Delanco Federal, Mr. Consolo served as vice president with PNC Bank. Thomas D. Schlett is vice president in charge of business development and branch manager, positions he has held since February 2006. Prior to joining Delanco Federal in February 2006, Mr. Schlett worked with Wachovia Bank and Wachovia Securities from 1978 until February 2006.

II.	DESCRIPTION OF PRIMARY MARKET AREA

Delanco Federal’s primary deposit market area encompasses Burlington County in New Jersey. The Bank operates two full service offices in Burlington County, its home office in Delanco Township and its branch office in Cinnaminson Township. The Bank’s branch office opened in September, 2006.

Exhibit 25 provides a summary of key demographic data and trends for Burlington County, New Jersey and the United States. From 1990 to 2000, population increased in all areas. The population increased by 7.2 percent in Burlington County, 8.9 percent in New Jersey and 13.2 percent in the United States. The population in 2006 indicated an increase of 8.1 percent from 2000 in Burlington County, compared to five year increases of 5.2 percent in New Jersey and 7.9 percent in the United States. Projections indicate that population will increase in all areas through 2011. Burlington County’s population is projected to increase by 6.5 percent, and population is projected to increase by 3.6 percent in New Jersey and by 6.7 percent in the United States.

Burlington County experienced an increase in households from 1990 to 2000. During those ten years, the number of households increased in Burlington County by 13.0 percent, in New Jersey by 9.7 percent and in the United States by 14.7 percent. The trend in household growth from 2000 to 2006 indicates an increases of 9.4 percent in Burlington County, 4.9 percent in New Jersey and 8.1 percent in the United States. From 2006 through 2011, households are projected to increase by 7.5 percent, 4.0 percent and 6.9 percent in Burlington County, New Jersey and the United States, respectively. The market area’s household trend from 2005 to 2011 also indicates slightly higher growth than New Jersey.

Description of Primary Market Area (cont.)

In 1990, Burlington County had per capita income of $17,707, with New Jersey and the United States at $18,714 and $14,420, respectively. From 1990 to 2000, per capita income increased in all areas. Burlington County’s per capita income increased by 48.7 percent from 1990 to 2000 to $26,339 with an increased of 44.3 percent to $27,006 in New Jersey. Per capita income increased by 49.7 percent to $21,587 in the United States during that ten year period.

From 2000 to 2006, per capita income continued to increase by 27.9 percent to $33,692 in Burlington County, by 26.7 percent to $34,209 in New Jersey and by 21.5 percent to $26,228 in the United States.

The 1990 median household income of $42,373 in Burlington County was higher than the $40,927 in New Jersey and the $30,056 in the United States. From 1990 to 2000, median household income increased in all areas, with Burlington County indicating a 38.3 percent increase to $58,608, compared to a 34.7 percent increase to $55,146 in New Jersey and a 39.7 percent increase to $41,994 in the United States. From 2000 to 2006, median household income in Burlington County was estimated to have increased by 22.6 percent to $71,857, while New Jersey’s median household income grew 21.2 percent to $66,848, and the United States’ increased by 15.6 percent to $48,534. From 2006 to 2011, median household income is projected to increase by 16.9 percent in Burlington County, by 17.1 percent in New Jersey and by 25.1 percent in the United States. Based on those rates of increase, by 2011, median household income is projected to be $83,972 in Burlington County, $78,250 in New Jersey, and $60,704 in the United States.

Exhibit 26 provides a summary of key housing data for Burlington County, New Jersey and the United States. In 1990, Burlington County had a 75.4 percent rate of owner-occupancy, higher than in New Jersey and the United States at 64.9 percent and 64.2 percent, respectively. As a result, Burlington County indicated a lower 24.6 percent rate of renter-occupied housing, compared to 35.1 percent in New Jersey and 35.8 percent in the United States. In 2000, owner-occupied housing increased to 77.4 percent in Burlington County and increased in New Jersey and the United States to 65.6 percent and 66.2 percent, respectively. Conversely, the renter-occupied rates decreased to 22.6 percent in Burlington County and decreased in New Jersey and the United States to 34.4 percent and 33.8 percent, respectively.

Description of Primary Market Area (cont.)

Burlington County’s 1990 median housing value was $122,000, with New Jersey at $137,400 and the United States at a much lower $78,500. The 1990 median rent in Burlington County was $597, compared to a similar median rent of $592 in New Jersey and a much lower $374 in the United States. By 2000, median housing values had increased in Burlington County, New Jersey and the United States. Burlington County had a 2000 median housing value of $137,400 with New Jersey at $170,800 and the United States at $119,600. The 2000 median rents were $758 in Burlington County, and $751 and $602 in New Jersey and the United States, respectively.

In 1990, the major source of employment in the market area by industry sector, based on share of employment, was the services sector with an average of 39.9 percent. The services sector was also the largest source of employment in New Jersey at 37.8 percent and the United States at 34.0 percent (reference Exhibit 27). The wholesale/retail sector was the second major employer in the market area at 21.6 percent, as it was at 20.6 percent in New Jersey and 27.5 percent in the United States. The manufacturing sector was the third major employment sector at 15.6 percent in Burlington County, also third in New Jersey at 16.9 percent and in the United States at 19.2 percent. The construction sector, finance, insurance and real estate sector, transportation/utilities sector, and the agriculture/mining sectors combined to provide 22.9 percent of employment in the market area, 24.7 percent in New Jersey and 19.3 percent in the United States.

In 2000, the services sector, the wholesale/retail sector and the manufacturing sector constituted the first, second and third highest sources of employment, respectively, for the market area, similar to New Jersey and the United States. The services sector accounted for 49.1 percent, 47.1 percent and 46.7 percent of employment in the market area, New Jersey and the United States, respectively. The wholesale/retail sector represented 16.4 percent, 15.7 percent and 15.3 percent in the market area, New Jersey and the United States, respectively; and the manufacturing sector provided 11.0 percent, 12.0 percent and 14.1 percent of employment in the market area, New Jersey and the United States, respectively.

Description of Primary Market Area (cont.)

Some of the largest employers in the area are listed below.

Employer	Number of Employees

Lockheed Martin	5,000
PHH Mortgage	4,500
Virtua Memorial Hospital of Burlington County	3,794
Commerce Bank	2,664
Deborah Heart and Lung Center	1,405
Viking Yacht Co. Corp.	1,350
Burlington Coat Factory	1,103
Lourdes Medical Center of Burlington County	1,100
CVS Corporation	1,010
Medco	1,000
Automotive Resources International	900
Computer Sciences Corp.	890
Masonic Home of New Jersey	670
Family Y of Burlington County	560
Okidata	450
PNC Bank	446

Unemployment rates are another key economic indicator. Exhibit 28 indicates the unemployment rates in Burlington County, New Jersey and the United States in 2002 through September of 2006. Burlington County has generally experienced lower unemployment rates compared to New Jersey and the United States. In 2002, Burlington County had an unemployment rate of 4.8 percent, compared to 5.8 percent in both New Jersey and the United States. In 2003, unemployment rates remained at 4.8 percent in Burlington County and 5.8 percent in New Jersey, compared to an increase to 6.0 percent in the United States. In 2004, the unemployment rate decreased to 4.3 percent in Burlington County, while New Jersey and the United States indicated decreases to 4.9 percent and 5.5 percent, respectively. In 2005, all areas experienced decreases, with Burlington County at 3.7 percent and New Jersey and the United States at 4.4 percent and 5.1 percent, respectively. Through September of 2006, unemployment rates increased to 4.3 percent and 4.9 percent in Burlington County and New Jersey, respectively, and decreased to 4.4 percent in the United States.

Description of Primary Market Area (cont.)

Exhibit 29 provides deposit data for banks and thrifts in Burlington County. Delanco Federal’s deposit base in the market area was $69.4 million, representing a small 3.6 percent share of the market area’s $1.9 billion total thrift deposits and a smaller 0.8 percent share of 8.3 billion of total deposits as of June 30, 2006. It is evident from the size of total deposits that the market area has a large deposit base, with Delanco Federal having minimal market penetration of both thrift deposits and total deposits.

Exhibit 30 provides interest rate data for each quarter for 2002 through the second quarter of 2006. The interest rates tracked are the Prime Rate, as well as 90-Day, One-Year and Thirty-Year Treasury Bills. Short term interest rates experienced a declining trend in 2002 and a generally flat trend in 2003, with modest increases in One-Year Treasury Bills and 30-Year Treasury Notes. Rates indicated constant increases in each quarter in 2005, continuing at a strong pace in the first quarter of 2006 and followed by decreases in longer term Treasury rates in the second quarter of 2006.

SUMMARY

Burlington County, Delanco Federal’s market area, has experienced an increase in population and households since 1990, with such trend projected to continue from 2006 through 2011. Burlington County indicated higher per capita income and median household income than the United States. In both 1990 and 2000, the median rent in Burlington County was higher than both the New Jersey and national averages. In 1990 and 2000, Burlington County’s median housing value was also higher than in New Jersey and the United States.

Historically, the market area has had a slightly lower unemployment rate compared to New Jersey and the United States. Burlington County is a competitive financial institution market dominated by banks with a total deposit base for banks and thrifts in excess of $8.3 billion.

III.	COMPARABLE GROUP SELECTION

Introduction

Integral to the valuation of the Corporation is the selection of an appropriate group of publicly-traded thrift institutions, hereinafter referred to as the “comparable group”. This section identifies the comparable group and describes each parameter used in the selection of each institution in the group, resulting in a comparable group based on such specific and detailed parameters, current financials and recent trading prices. The various characteristics of the selected comparable group provide the primary basis for making the necessary adjustments to the Corporation’s pro forma value relative to the comparable group. There is also a recognition and consideration of financial comparisons with all publicly-traded, FDIC-insured thrifts in the United States and all publicly-traded, FDIC-insured thrifts in the Mid-Atlantic region and in New Jersey.

Exhibits 31 and 32 present Thrift Stock Prices and Pricing Ratios and Key Financial Data and Ratios, respectively, both individually and in aggregate, for the universe of 204 publicly-traded, FDIC-insured thrifts in the United States (“all thrifts”), excluding mutual holding companies, used in the selection of the comparable group and other financial comparisons. Exhibits 32 and 33 also subclassify all thrifts by region, including the 41 publicly-traded Mid-Atlantic thrifts (“Mid-Atlantic thrifts”) and the 10 publicly-traded thrifts in New Jersey (“New Jersey thrifts”), and by trading exchange. Exhibit 33 presents prices, pricing ratios and price trends for all FDIC-insured thrifts completing their conversions between September 30, 2005, and November 20, 2006.

The selection of the comparable group was based on the establishment of both general and specific parameters using financial, operating and asset quality characteristics of Delanco Federal as determinants for defining those parameters. The determination of parameters was also based on the uniqueness of each parameter as a normal indicator of a thrift institution’s operating philosophy and perspective. The parameters established and defined are considered to be both reasonable and reflective of Delanco Federal’s basic operation.

Introduction (cont.)

Inasmuch as the comparable group must consist of at least ten institutions, the parameters relating to asset size and geographic location have been expanded as necessary in order to fulfill this requirement.

GENERAL PARAMETERS

Merger/Acquisition

The comparable group will not include any institution that is in the process of a merger or acquisition due to the price impact of such a pending transaction. As of November 20, 2006, two potential comparable group candidates had to be eliminated due to their involvement in a merger/acquisition transaction, First Federal Bancshares Inc. (Illinois) and Pocahontas Bancorp Inc. (Arkansas).

There is are no pending merger/acquisition transaction involving thrift institutions in Delanco Federal’s city, county or market area, as indicated in Exhibit 34.

Mutual Holding Companies

The comparable group will not include any mutual holding companies. The percentage of public ownership of individual mutual holding companies indicates a wide range from minimal to 49 percent, the largest permissible percentage, causing them to demonstrate certain varying individual characteristics different among themselves and from conventional, publicly-traded companies. A further reason for the elimination of mutual holding companies as potential comparable group candidates relates to the presence of a mid-tier, publicly-traded holding company in some, but not all, mutual holding company structures. The presence of mid-tier holding companies can also result in inconsistent and unreliable comparisons among the relatively small universe of 68 publicly-traded mutual holding companies as well between those 68 entities and the larger universe of conventional, publicly-traded thrift institutions. As a result of the foregoing and other factors, mutual holding companies typically demonstrate higher pricing ratios that relate to their minority ownership structure and are inconsistent in their derivation with those calculated for conventionally structured, publicly-traded institutions. In our opinion it is appropriate to limit individual comparisons to institutions that are 100 percent publicly owned. Exhibit 34 presents pricing ratios and Exhibit 36 presents key financial data and ratios for the 68 publicly-traded, FDIC-insured mutual holding companies in the United States. All thrift institutions that were potential comparable group candidates but were in the mutual holding company form were not considered.

Trading Exchange

It is necessary that each institution in the comparable group be listed on one of the three major stock exchanges, the New York Stock Exchange, the American Stock Exchange, or the National Association of Securities Dealers Automated Quotation System (NASDAQ). Such a listing indicates that an institution’s stock has demonstrated trading activity and is responsive to normal market conditions, which are requirements for listing. Of the 280 publicly-traded, FDIC-insured institutions, including 68 mutual holding companies, 14 are traded on the New York Stock Exchange, 6 are traded on the American Stock Exchange and 153 are listed on NASDAQ, 68 are traded on the OTC Bulletin Board and 37 are listed in the Pink Sheets.

IPO Date

Another general parameter for the selection of the comparable group is the initial public offering (“IPO”) date, which must be at least four quarterly periods prior to the trading date of November 20, 2006, used in this report, in order to insure at least four consecutive quarters of  reported data as a publicly-traded institution. The resulting parameter is a required IPO date prior to September 30, 2005.

Geographic Location

The geographic location of an institution is a key parameter due to the impact of various economic and thrift industry conditions on the performance and trading prices of thrift institution stocks. Although geographic location and asset size are the two parameters that have been developed incrementally to fulfill the comparable group requirements, the geographic location parameter has nevertheless eliminated regions of the United States distant to Delanco, including the western and southwestern states.

The geographic location parameter consists of New England, Mid-Atlantic, Midwest and Southeast states. To extend the geographic parameter beyond those states could result in the selection of similar thrift institutions with regard to financial conditions and operating characteristics, but with different pricing ratios due to their geographic regions. The result could then be an unrepresentative comparable group with regard to price relative to the parameters and, therefore, an inaccurate value.

Asset Size

Asset size was another key parameter used in the selection of the comparable group. The range of total assets for any potential comparable group institution was $750 million or less, due to the general similarity of asset mix and operating strategies of institutions within this asset range, compared to Delanco Federal, with assets of approximately $86.6 million. Such an asset size parameter was necessary to obtain an appropriate comparable group of at least ten institutions.

Asset Size (cont.)

In connection with asset size, we did not consider the number of offices or branches in selecting or eliminating candidates, since that characteristic is directly related to operating expenses, which are recognized as an operating performance parameter.

SUMMARY

Exhibits 37 and 38 show the 42 institutions considered as comparable group candidates after applying the general parameters, with the shaded lines denoting the institutions ultimately selected for the comparable group using the balance sheet, performance and asset quality parameters established in this section.

BALANCE SHEET PARAMETERS

Introduction

The balance sheet parameters focused on seven balance sheet ratios as determinants for selecting a comparable group, as presented in Exhibit 37. The balance sheet ratios consist of the following:

1.	Cash and investments to assets
2.	Mortgage-backed securities to assets
3.	One- to four-family loans to assets
4.	Total net loans to assets
5.	Total net loans and mortgage-backed securities to assets
6.	Borrowed funds to assets
7.	Equity to assets

Introduction (cont.)

The parameters enable the identification and elimination of thrift institutions that are distinctly and functionally different from Delanco Federal with regard to asset mix. The balance sheet parameters also distinguish institutions with a significantly different capital position from Delanco Federal. The ratio of deposits to assets was not used as a parameter as it is directly related to and affected by an institution’s equity and borrowed funds ratios, which are separate parameters.

Cash and Investments to Assets

The Bank’s ratio of cash and investments to assets was 8.6 percent at September 30, 2006, and reflects Delanco Federal’s smaller share of investments compared to national and regional averages, and also lower than the average for New Jersey thrifts. The Bank’s investments have consisted primarily of federal agency securities, mutual funds, equity and debt securities and deposits in other financial institutions. During the six months ended September 30, 2006, Delanco Federal reduced its balance of investment securities, excluding mortgage-backed securities, from $20.8 million at March 31, 2006, to $19.1 million at September 30, 2006.

For its most recent two fiscal years, Delanco Federal’s average ratio of cash and investments to assets was a higher 40.2 percent, from a high of 45.3 percent in 2005 to a low of 35.0 percent in 2006, with a declining trend. It should be noted that, for the purposes of comparable group selection, Delanco Federal’s $147,700 balance of Federal Home Loan Bank stock at September 30, 2006, is included in the other assets category, rather than in cash and investments, in order to be consistent with reporting requirements and sources of statistical and comparative analysis related to the universe of comparable group candidates and the final comparable group.

The parameter range for cash and investments is fairly broad, in spite of Delanco Federal’s current average balance of cash and investments, related to the general volatility of this parameter and institutions’ varying liquidity options and approaches, including the purchase of mortgage-backed and mortgage derivative securities. The range has been defined as 20.0 or less of assets, with a midpoint of 10.0 percent.

Mortgage-Backed Securities to Assets

At September 30, 2006, Delanco Federal’s ratio of mortgage-backed securities to assets was a higher 15.7 percent compared to the regional average of 14.6 percent and the national average of 9.1 percent for publicly-traded thrifts. The Bank’s two most recent calendar year average is 22.1 percent, well above industry averages, with Delanco Federal’s share of investments decreasing from 13.1 percent to 8.2 percent of total assets from 2005 to 2006.

Inasmuch as many institutions purchase mortgage-backed securities as an alternative to both lending, relative to cyclical loan demand and prevailing interest rates, and other investment vehicles, this parameter is also fairly broad at 25.0 percent or less of assets and a midpoint of 12.5 percent.

One- to Four-Family Loans to Assets

Delanco Federal’s lending activity is focused on the origination of residential mortgage loans secured by one- to four-family dwellings. One- to four-family loans, including construction loans, represented 27.9 percent of the Bank’s assets at September 30, 2006, which is moderately lower than the national average of 46.9 percent. The parameter for this characteristic requires any comparable group institution to have from 20.0 percent to 50.0 percent of its assets in one- to four-family loans with a midpoint of 35.0 percent.

Total Net Loans to Assets

At September 30, 2006, Delanco Federal had a 64.8 percent ratio of total net loans to assets and a lower two calendar year average of 52.0 percent, both being lower than the national average of 72.2 percent for publicly-traded thrifts and the Bank’s current ratio being similar to the regional average of 64.7 percent. The Bank’s ratio of total net loans to assets has demonstrated a declining trend during the last two fiscal years and continuing to decrease at September 30, 2006.

The parameter for the selection of the comparable group is from 50.0 percent to 85.0 percent with a midpoint of 67.5 percent. The wider range is due to the fact that, as the referenced national and regional averages indicate, many institutions hold a greater volume of investment securities and/or mortgage-backed securities as cyclical alternatives to lending, but may otherwise be similar to Delanco Federal.

Total Net Loans and Mortgage-Backed Securities to Assets

As discussed previously, Delanco Federal’s shares of mortgage-backed securities to assets and total net loans to assets were 15.7 percent and 64.8 percent, respectively, for a combined share of 80.5 percent. Recognizing the industry and regional ratios of 9.1 percent and 14.6 percent, respectively, of mortgage-backed securities to assets, the parameter range for the comparable group in this category is 70.0 percent to 85.0 percent, with a midpoint of 77.5 percent.

Borrowed Funds to Assets

Delanco Federal had a $1.0 million balance of borrowed funds at September 30, 2006, consisting of FHLB advances, representing 1.2 percent of assets. At March 31, 2006, the Bank had no borrowed funds, which is identical to its absence of borrowed funds at March 31, 2005.

Borrowed Funds to Assets (cont.)

The use of borrowed funds by some banks indicates an alternative to retail deposits and may provide a source of longer term funds. The federal insurance premium on deposits has also increased the attractiveness of borrowed funds. The institutional demand for borrowed funds had increased, due to the greater competition for deposits and higher interest rates, resulting in an increase in borrowed funds by many banks as an alternative to higher cost and/or longer term certificates. Rising interest rates resulted in some moderation of borrowings in the banking industry, particularly among nonpublicly-traded banks. The ratio of borrowed funds to assets, therefore, does not typically indicate higher risk or more aggressive lending, but primarily an alternative to retail deposits.

The range of borrowed funds to assets is 30.0 percent or less with a midpoint of 15.0 percent.

Equity to Assets

Delanco Federal’s equity to assets ratio was 9.42 percent at September 30, 2006, 10.89 percent at March 31, 2006, and a higher 11.12 percent at March 31, 2005. After conversion, based on the midpoint value of $18.0 million and a public offering of $8.1 million, with approximately 50.0 percent of the net proceeds of the public offering going to the Bank, Delanco Federal’s equity is projected to stabilize in the area of 13.0 percent of assets. Based on that equity ratio, we have defined the equity ratio parameter to be 5.0 percent to 15.0 percent with a midpoint ratio of 10.0 percent.

PERFORMANCE PARAMETERS

Introduction

Exhibit 38 presents five parameters identified as key indicators of Delanco Federal’s earnings performance and the basis for such performance both historically and during the four quarters ended September 30, 2006. The primary performance indicator is the Bank’s return on average assets (ROAA). The second performance indicator is the Bank’s return on average equity (ROAE). To measure the Bank’s ability to generate net interest income, we have used net interest margin. The supplemental source of income for the Bank is noninterest income, and the parameter used to measure this factor is the ratio of noninterest income to average assets. The final performance indicator is the Bank’s ratio of operating expenses or noninterest expenses to average assets, a key factor in distinguishing different types of operations, particularly institutions that are aggressive in secondary market activities, which often results in much higher operating costs and overhead ratios.

Return on Average Assets

The key performance parameter is the ROAA. For the twelve months ended September 30, 2006, Delanco Federal’s ROAA was a negative 0.06 percent based on core earnings after taxes of $49,000 and its net ROAA was a negative 0.03 percent based on a net loss of $27,000, as detailed in Item I of this Report. The Bank’s ROAA over its most recent two calendar years, based on net earnings, was 0.49 percent in 2005 and 0.44 percent in 2006.

Considering the historical and current earnings performance of Delanco Federal, the range for the ROAA parameter based on core income has been defined as 0.70 percent or less with a midpoint of 0.35 percent.

Return on Average Equity

The ROAE has been used as a secondary parameter to eliminate any institutions with an unusually high or low ROAE that is inconsistent with the Bank’s position. This parameter does not provide as much meaning for a recently converted thrift institution as it does for established stock institutions, due to the unseasoned nature of the capital structure of the recently converted thrift and the inability to accurately reflect a mature ROAE for the recently converted thrift relative to other stock institutions.

Prior to the minority stock offering, the Bank’s ROAE for the twelve months ended September 30, 2006, was a negative 0.33 percent based on net income and a negative 0.60 percent based on core income. The parameter range for the comparable group, based on core income, is 12.0 percent or less with a midpoint of 6.0 percent.

Net Interest Margin

Delanco Federal had a net interest margin of 2.84 percent for the twelve months ended September 30, 2006, representing net interest income as a percentage of average interest-earning assets. The Bank’s net interest margin in fiscal years 2005 and 2006 was 3.44 percent and 3.14 percent, respectively, with a two fiscal year average of 3.29 percent.

The parameter range for the selection of the comparable group is from a low of 2.25 percent to a high of 3.50 percent with a midpoint of 2.88 percent.

Operating Expenses to Assets

For the twelve months ended September 30, 2006, Delanco Federal had a 3.03 percent ratio of operating expense to average assets. In fiscal years 2005 and 2006, the Bank’s expense ratios were a lower 2.60 percent and 2.97 percent, respectively. For its two most recent fiscal years ended March 31, 2006, Delanco Federal’s operating expense ratio averaged 2.79 percent and indicates a modest upward trend. The Bank’s current operating expense ratio remains considerably higher than the averages of 1.51 percent for publicly traded Mid-Atlantic savings institutions and 2.33 percent for all publicly-traded savings institutions. For all FDIC-insured thrift institutions, the ratio of noninterest expense to average assets was a higher 2.35 percent for the twelve months ended September 30, 2006.

Operating Expenses to Assets (cont.)

The operating expense to assets parameter for the selection of the comparable group is from a low of 2.25 percent to a high of 3.75 percent with a midpoint of 3.00 percent.

Noninterest Income to Assets

Compared to all publicly-traded thrifts, Delanco Federal has historically experienced a considerably lower than average dependence on noninterest income as a source of additional income. The Bank’s noninterest income was $312,000, which included gains on the sale of investment securities, or 0.40 percent of assets for the twelve months ended September 30, 2006, compared to the higher 1.40 percent average for publicly-traded thrift institutions during that period. For the twelve months ended September 30, 2006, Mid-Atlantic thrifts and New Jersey thrifts had ratios of 0.58 percent and 0.18 percent, respectively. The Bank’s ratio of noninterest income to average assets was 0.22 percent in 2005 and 0.63 percent in 2006.

The range for this parameter for the selection of the comparable group is 1.25 percent of average assets or less, with a midpoint of 0.63 percent.

ASSET QUALITY PARAMETERS

Introduction

The final set of financial parameters used in the selection of the comparable group are asset quality parameters, also shown in Exhibit 38. The purpose of these parameters is to insure that any thrift institution in the comparable group has an asset quality position similar to that of Delanco Federal. The three defined asset quality parameters are the ratios of nonperforming assets to total assets, repossessed assets to total assets and loan loss reserves to total assets at the end of the most recent period.

Nonperforming Assets to Assets

Delanco Federal’s ratio of nonperforming assets to assets was 0.11 percent at September 30, 2006, which was lower than the national average of 0.68 percent for publicly-traded thrifts and lower than Mid-Atlantic thrifts at 0.28 percent and lower than the Bank’s 0.58 percent ratio at March 31, 2006. For its two most recent fiscal years ended March 31, 2006, the Bank’s ratio of nonperforming assets to total assets averaged 0.35 percent, ranging from a low of 0.11 percent in 2005 to a high of 0.58 percent in 2006.

The parameter range for nonperforming assets to assets has been defined as 1.00 percent of assets or less with a midpoint of 0.50 percent.

Repossessed Assets to Assets

Delanco Federal had no repossessed assets at September 30, 2006, and no repossessed assets at March 31, 2005 and 2006. National and regional averages were 0.12 percent and 0.03 percent, respectively, for publicly-traded thrift institutions at September 30, 2006.

Repossessed Assets to Assets (cont.)

The range for the repossessed assets to total assets parameter is 0.50 percent of assets or less with a midpoint of 0.25 percent.

Loans Loss Reserves to Assets

Delanco Federal had an allowance for loan losses of $267,000, representing a loan loss allowance to total assets ratio of 0.31 percent, at September 30, 2006, which is lower than its ratio at March 31, 2005, of 0.32 percent and identical to its 0.31 percent ratio at March 31, 2006. For the two fiscal years of 2005 and 2006, the Bank’s loan loss reserve averaged 0.32 percent of assets.

The loan loss allowance to assets parameter range used for the selection of the comparable group required a minimum ratio of 0.25 percent of assets.

THE COMPARABLE GROUP

With the application of the parameters previously identified and applied, the final comparable group represents ten institutions identified in Exhibits 39, 40 and 41. The comparable group institutions range in size from $149.2 million to $594.8 million with an average asset size of $371.8 million and have an average of 7.0 offices per institution. One of the comparable group institutions was converted in 1985, one in 1986, one in 1987, one in 1994, one in 1995, three in 1996, one in 1999 and one in 2001. All ten of the comparable group institutions are traded on NASDAQ and all are insured by the recently consolidated DIF. The comparable group institutions as a unit have a ratio of equity to assets of 8.73 percent, which is 13.3 percent lower than all publicly-traded thrift institutions in the United States and 24.3 percent lower than the ten publicly-traded thrift institutions in New Jersey, and for the most recent four quarters indicated a core return on average assets of 0.40 percent, lower than all publicly-traded thrifts at 0.91 percent and lower than publicly-traded New Jersey thrifts at 0.91 percent.

IV.	ANALYSIS OF FINANCIAL PERFORMANCE

This section reviews and compares the financial performance of Delanco Federal to all publicly-traded thrifts, to publicly-traded thrifts in the Mid-Atlantic region and to New Jersey thrifts, as well as to the ten institutions constituting Delanco Federal’s comparable group, as selected and described in the previous section. The comparative analysis focuses on financial condition, earning performance and pertinent ratios as presented in Exhibits 42 through 47.

As presented in Exhibits 42 and 43, at September 30, 2006, Delanco Federal’s total equity of 9.42 percent of assets was higher than the 8.73 percent for the comparable group but lower than the 10.07 percent for all thrifts, the 10.41 percent for Mid-Atlantic thrifts and the 10.81 percent ratio for the new New Jersey thrifts. The Bank had a 64.80 percent share of net loans in its asset mix, modestly lower than the comparable group at 69.59 percent, and more notably lower than all thrifts at 72.21 percent and Mid-Atlantic thrifts at 64.68 percent, and lower than New Jersey thrifts at 68.23 percent. Delanco Federal’s share of net loans, lower than industry averages, is primarily the result of its larger share of mortgage-backed securities, offset by its smaller share of cash and investments. The comparable group had a higher 13.72 percent share of cash and investments compared to the Bank at 8.62 percent, and a lower 10.16 percent share of mortgage-backed securities compared to the Bank’s 15.67 percent. All thrifts had 9.08 percent of assets in mortgage-backed securities and 13.57 percent in cash and investments. Delanco Federal’s 88.46 percent share of deposits was higher than the comparable group and New Jersey thrifts, and also higher than all thrifts and Mid-Atlantic thrifts, reflecting the Bank’s lower than average 1.16 percent ratio of borrowed funds to assets. The comparable group had deposits of 72.89 percent and borrowings of 16.55 percent. All thrifts averaged a 59.18 percent share of deposits and 29.30 percent of borrowed funds, while Mid-Atlantic thrifts had a 56.28 percent share of deposits and a 31.12 percent share of borrowed funds. New Jersey thrifts averaged a 46.72 percent share of deposits and a 37.37 percent share of borrowed funds. Delanco Federal was absent intangible assets at September 30, 2006, compared to 0.48 percent for the comparable group, 0.83 percent for all thrifts, 1.62 percent for Mid-Atlantic thrifts and 0.81 percent for New Jersey thrifts.

Analysis of Financial Performance (cont.)

Operating performance indicators are summarized in Exhibits 44 and 45 and provide a synopsis of key sources of income and key expense items for Delanco Federal in comparison to the comparable group, all thrifts, and regional thrifts for the trailing four quarters.

As shown in Exhibit 46, for the twelve months ended September 30, 2006, Delanco Federal had a yield on average interest-earning assets lower than the comparable group, all thrifts, Mid-Atlantic thrifts and New Jersey thrifts. The Bank’s yield on interest-earning assets was 5.21 percent compared to the comparable group at 5.99 percent, all thrifts at 6.05 percent, Mid-Atlantic thrifts at 5.74 percent and New Jersey thrifts at 5.51 percent.

The Bank’s cost of funds for the twelve months ended September 30, 2006, was lower than the comparable group, all thrifts, Mid-Atlantic thrifts, and New Jersey thrifts. Delanco Federal had an average cost of interest-bearing liabilities of 2.44 percent compared to 3.02 percent for the comparable group, 3.12 percent for all thrifts, 2.98 percent for Mid-Atlantic thrifts and 2.86 percent for New Jersey thrifts. The Bank’s lower yield on interest-earning assets and lower interest cost resulted in a net interest spread of 2.77 percent, which was lower than the comparable group at 2.96 percent and all thrifts at 2.92 percent, similar to Mid-Atlantic thrifts at 2.76 percent, and higher than New Jersey thrifts at 2.65 percent. Delanco Federal generated a net interest margin of 2.84 percent for the twelve months ended September 30, 2006, based on its ratio of net interest income to average interest-earning assets, which was moderately lower than the comparable group ratio of 3.03 percent. All thrifts averaged a higher 3.19 percent net interest margin for the trailing four quarters, with Mid-Atlantic thrifts at 2.99 percent and New Jersey thrifts at a lower 2.97 percent.

Delanco Federal’s major source of earnings is interest income, as indicated by the operations ratios presented in Exhibit 45. The Bank had a provision for loan losses of 0.05 percent of assets during the twelve months ended September 30, 2006. The comparable group indicated a provision representing 0.13 percent of assets, with all thrifts at 0.14 percent, Mid-Atlantic thrifts at 0.08 percent and New Jersey thrifts at 0.01 percent.

Analysis of Financial Performance (cont.)

The Bank’s noninterest income was $391,000 or 0.40 percent of average assets for the twelve months ended September 30, 2006. The comparable group had a 0.61 percent ratio noninterest income to average assets, which was lower than all thrifts at 1.40 percent, similar to Mid-Atlantic thrifts at 0.58 percent and higher than New Jersey thrifts at 0.18 percent. For the twelve months ended September 30, 2006, Delanco Federal’s operating expense ratio was 3.03 percent of average assets, which was higher than the comparable group at 2.74 percent and higher than all thrifts at 2.33 percent, Mid-Atlantic thrifts at 1.51 percent and New Jersey thrifts at 0.99 percent.

The overall impact of Delanco Federal’s income and expense ratios is reflected in the Bank’s net loss and negative return on assets. For the twelve months ended September 30, 2006, the Bank had a negative net ROAA of (0.03) percent and a negative core ROAA of (0.06) percent, reflecting its net losses of $27,000 and negative core earnings of $49,000, as indicated in Section I and Exhibit 9 of this Report. For its most recent four quarters, the comparable group had a net ROAA of 0.42 percent and a modestly lower core ROAA of 0.40 percent. All publicly-traded thrifts averaged a higher 0.91 percent core ROAA, with Mid-Atlantic thrifts at 0.91 percent and New Jersey thrifts at 0.91 percent.

V.	MARKET VALUE ADJUSTMENTS

This is a conclusive section where adjustments are made to determine the pro forma market value or appraised value of the Corporation based on a comparison of Delanco Federal with the comparable group. These adjustments will take into consideration such key items as earnings performance and growth potential, market area, financial condition, asset and deposit growth, dividend payments, subscription interest, liquidity of the stock to be issued, management, and market conditions or marketing of the issue. It must be noted, however, that all of the institutions in the comparable group have their differences among themselves and from the Bank, and as a result, such adjustments become necessary.

EARNINGS PERFORMANCE

In analyzing earnings performance, consideration was given to net interest income, the amount and volatility of interest income and interest expense relative to changes in market area conditions and to changes in overall interest rates, the quality of assets as it relates to the presence of problem assets which may result in adjustments to earnings, the amounts and ratios of current and historical classified assets and real estate owned, the balance of valuation allowances to support any problem assets or nonperforming assets, the amount and volatility of non-interest income, and the amount of non-interest expenses.

As discussed earlier, the Bank’s historical business model has focused on increasing its noninterest income; maintaining a reasonable net interest margin; maintaining a lower ratio of nonperforming assets; monitoring and strengthening its ratio of interest sensitive assets relative to interest sensitive liabilities, thereby improving its sensitivity measure and its overall interest rate risk; maintaining adequate allowances for loan losses to reduce the impact of any unforeseen charge-offs, and striving to control its overhead expenses and improve its efficiency ratio. In the future, following its minority offering, it will be the objective of the Bank to increase its net interest spread and margin, increase its noninterest income, increase the amount and consistency of its net income, increase its return on assets and return on equity, and stabilize its overhead expenses within the context of its branch network.

Earnings Performance (cont.)

Earnings are generally related to an institution’s ability to generate loans and/or to increase its loan portfolio through loan purchases and participations at favorable rates. The Bank was an active originator of both mortgage loans and non-mortgage loans during the six and twelve months ended September 30, 2006, although in fiscal years ended March 31, 2006 and 2005, nonmortgage loans constituted a considerably smaller share of loan originations. During the second and third quarters of 2006, total loans increased by $14.8 million based on originations of $19.1 million and principal reductions of $4.3 million. Of those $19.1 of originations, $4.9 million or 27.8 percent represented nonmortgage loans compared to a much lower 12.5 percent during the year ended March 31, 2006. During the twelve months ended September 30, 2006, total loan originations were $29.0 million with 24.1 percent constituting nonmortgage loans. It should be noted that 39.4 percent of the loans originated during the six months ended September 30, 2006, and 36.9 percent of the loans originated during the twelve months ended September 30, 2006, were higher risk commercial real estate and nonmortgage loans.

From March 31, 2005, to September 30, 2006, total loans receivable increased by a $21.6 million or an annualized increase of 40.2 percent from $35.3 million to $56.6 million. During that period, the loan categories indicating growth were residential mortgage loans, which increased by $4.5 million, nonresidential mortgage loans, which increased by $5.5 million, commercial business loans, which increased by $2.8 million, and consumer loans, which increased by $8.8 million.

The impact of Delanco Federal’s lending efforts has been to generate a yield on average interest-earning assets of 5.21 percent for the twelve months ended September 30, 2006, compared to a higher 5.99 percent for the comparable group, 6.05 percent for all thrifts and 5.74 percent for Mid-Atlantic thrifts. The Bank’s ratio of interest income to average assets was 4.75 percent for the twelve months ended September 30, 2006, which was lower than the comparable group at 5.59 percent, all thrifts at 5.43 percent and Mid-Atlantic thrifts at 5.16 percent.

Earnings Performance (cont.)

Delanco Federal’s 2.44 percent cost of interest-bearing liabilities for the twelve months ended September 30, 2006, was lower than the comparable group at 3.02 percent, all thrifts at 3.12 percent, Mid-Atlantic thrifts at 2.98 percent and New Jersey thrifts at 2.86 percent. The Bank’s resulting net interest spread of 2.77 percent for the twelve months ended September 30, 2006, was lower than the comparable group at 2.96 percent and all thrifts at 2.92 percent, similar to Mid-Atlantic thrifts at 2.76 percent, but higher than New Jersey thrifts at 2.65 percent. The Bank’s net interest margin of 2.84 percent, based on average interest-earning assets for the twelve months ended September 30, 2006, was lower than the comparable group at 3.03 percent, all thrifts at 3.19 percent and Mid-Atlantic thrifts at 2.99 percent.

The Bank’s ratio of noninterest income to average assets was 0.40 percent for the twelve months ended September 30, 2006, which includes $176,000 of gains on the sale of securities equal to 0.22 percent of average assets. Net of those gains, likely to be nonrecurring, Delanco Federal’s ratio of noninterest income to average assets was a much lower 0.18 percent. The comparable group’s ratio of noninterest income to assets was 0.61 percent, with only 0.01 percent attributable to gains, resulting in a much higher ratio of 0.60 percent. Total noninterest income represented 1.40 percent and 0.58 percent for all thrifts and Mid-Atlantic thrifts, respectively, with net ratios of 1.05 percent and 0.46 percent, respectively.

Operating expenses incurred by the Bank were a moderate 10.6 percent higher than the comparable group but more significantly higher than all thrifts, Mid-Atlantic thrifts and New Jersey thrifts. For the twelve months ended September 30, 2006, Delanco Federal had an operating expenses to assets ratio of 3.03 percent compared to 2.74 percent for the comparable group, 2.33 percent for all thrifts, 1.51 percent for Mid-Atlantic thrifts and 0.99 percent for New Jersey thrifts.

Earnings Performance (cont.)

For the twelve months ended September 30, 2006, Delanco Federal generated lower noninterest income, higher noninterest expenses and a lower net interest margin relative to its comparable group. As a result, the Bank had negative net earnings and negative core earnings for the twelve months ended September 30, 2006, resulting in a negative net ROAA of (0.33) percent and a negative core ROAA of (0.60) percent. Based on net earnings, the Bank had a positive 0.49 percent return on average assets in calendar 2005, following positive ROAA of 0.52 percent in 2004 and 0.64 percent in 2003. For the twelve months ended September 30, 2006, the comparable group had a positive core ROAA of 0.40 percent, while all thrifts indicated a higher 0.91 percent. The comparable group had a net ROAA of 0.42 percent for the twelve months ended September 30, 2006, with all thrifts at 0.88 percent and Mid-Atlantic thrifts at 0.79 percent.

The earnings stream and net earnings of Delanco Federal will continue to be dependent on the overall trends in interest rates and its net interest margin, as well as the consistency, reliability and variation of its noninterest income and overhead expenses. Net of gains and losses, Delanco Federal’s noninterest income indicated relatively mild fluctuation from calendar 2002 to 2005 and for the twelve months ended September 30, 2006, averaging 0.21 percent of average assets, which was significantly lower than the comparable group at 0.61 percent for the twelve months ended September 30, 2006. The Bank’s overhead expenses and its ratio of noninterest expenses to average assets indicated a steadily increasing trend from fiscal years 2002 to 2006 and for the twelve months ended September 30, 2006. The Bank’s net interest margin, lower than the comparable group, has been the result of its lower yield on assets, partially offset by its generally lower cost of funds. Delanco Federal’s cost of interest-bearing liabilities is likely to experience modest increases during the next few years, as short term rates continue to increase from their record lows in 2003 and 2004. Continued upward pressure on lending rates is also anticipated. Delanco Federal’s composite yield on interest-earning assets is likely to increase modestly to moderately, based on the mix and repricing interval of the Bank’s loan portfolio, although the predominance of fixed-rate loans will limit the potential for increase. Investments should also experience a modestly higher yield, although their low dollar balance will somewhat marginalize the impact of such higher yield . It is also likely, however, that competition from both financial institutions and mortgage companies will limit the Bank’s ability to significantly increase rates on individual mortgage and non-mortgage loan products.

Earnings Performance (cont.)

Delanco Federal’s growth strategy, which includes the opening of a third branch in 2009, recognizes that the need to increase loans and deposits requires the very competitive pricing of its loan and deposit products. Consequently, the Bank projects gradual and modest improvement in performance metrics, including noninterest income, net interest margin, efficiency ratio, ROAA and ROAE during the three year planning horizon through 2009.

It is also recognized that Delanco Federal’s current negative core ROAA, compared to the lower than average but higher ROAA of its comparable group, was just slightly positive in fiscal year 2006 and was a positive but considerably lower than average at 0.52 percent and 0.49 percent in calendar years 2004 and 2005, respectively. Delanco Federal’s net interest margin and net interest spread have decreased moderately since 2002, and both metrics remain lower than comparable group, national and regional averages. Immediately following conversion, it is anticipated that the Bank’s higher equity to assets ratio will result in an initially flat ROAE, followed by limited growth in ROAE until conversion proceeds can be deployed into higher yielding loans. As indicated in the Bank’s business plan, during the next three years the Bank’s ROAA and ROAE are projected to increase modestly but steadily to ratios that remain substantially lower than comparable group, regional and national averages.

In recognition of the foregoing earnings related factors, with consideration of both Delanco Federal’s current and projected performance measures, a moderate downward adjustment has been made to Delanco Federal’s pro forma market value for earnings performance.

MARKET AREA

As previously indicated in Section II, the Bank’s deposit primary market area encompasses Burlington County, New Jersey, the location of both of Delanco Federal’s full service offices. The Bank’s home office is in Delanco Township and its recently opened branch office is in Cinnaminson Township. Based on its home office location and deposit sources, Delanco Federal experienced deposit growth $21.9 million from December 31, 2001, to December 31, 2005, representing an annualized increase of 6.8 percent. The Bank’s deposits increased by another $15.9 million, approximately half of which were garnered in the third quarter of 2006 and related to the opening of the Cinnaminson branch.

Since 1990, Burlington County has experienced a population increase, generally similar to increases in New Jersey and the United States. Per capita income has been somewhat lower than state and national averages, while median household income has been modestly higher than New Jersey and significantly higher than the United States. The median housing value in Burlington County is moderately than in New Jersey, but considerably higher than in the United States.

The historical unemployment rate in Burlington County has generally been modestly lower than the state and national rates, but in September, 2006, Burlington County’s unemployment rate was virtually identical to the national rate and only sightly lower than the rate in New Jersey.

Market Area (cont.)

In Delanco Federal’s market area, the services sector represents the strong primary source of employment, followed by the wholesale/retail and manufacturing sectors, which parallels New Jersey and the United States. The level of financial competition Delanco Federal’s market area was strong at June 30, 2006, the most recent reporting date, with commercial banks holding a strong majority of deposits. The Bank had a very modest penetration of thrift deposits and a slight penetration of bank deposits in Burlington County. Delanco Federal experienced net increases in deposits in four of its five most recent fiscal years and, as discussed above, an overall net deposit increase since 2001. It should be noted that from June 30, 2004, to June 30, 2006, Delanco Federal’s deposits in Burlington County decreased from $62.6 million or a 1.04 percent market share to $69.4 million or a smaller 0.83 percent market share. The Bank’s deposit increase of 10.8 percent was considerably smaller than the 40.0 percent increase of all Burlington County deposits during that period. During that two year period, the number of banking offices in the county increased from 144 at June 30, 2004, to 150 at June 30, 2005.

In recognition of the foregoing factors, with recognition of possibly limited deposit potential in a very competitive market, we believe that a small downward adjustment is warranted for the Bank’s current market area.

FINANCIAL CONDITION

The financial condition of Delanco Federal is discussed in Section I and shown in the related exhibits and is compared to the comparable group in Exhibits 41, 42 and 43. The Bank’s ratio of total equity to total assets was 9.42 percent at September 30, 2006, which was modestly higher than the comparable group at 8.73 percent, but lower than all thrifts at 10.07 percent and Mid-Atlantic thrifts at 10.41 percent. With a conversion at the midpoint, the Corporation’s consolidated pro forma equity to assets ratio will increase to approximately 15.5 percent. The Bank’s pro forma equity to assets ratio and tangible capital ratio will be 12 percent following a midpoint conversion, based on the Bank receiving 50 percent of the net conversion proceeds.

The Bank’s mix of assets and liabilities indicates some areas of notable variation from its comparable group. The Bank’s 88.46 percent ratio of deposits to total assets was higher than the comparable group at 72.89 percent, and significantly higher than all thrifts at 58.18 percent and Mid-Atlantic thrifts at 56.28 percent. Those variations are directly related to Delanco Federal’s 1.16 percent ratio of borrowed funds to assets, which was lower than the comparable group at 16.55 percent, all thrifts at 29.30 percent and Mid-Atlantic thrifts at 31.12 percent.

Delanco Federal had a 64.80 percent ratio of net loans to total assets at September 30, 2006, modestly lower than the comparable group at 69.59, moderately lower than all thrifts at 72.21 percent and similar to Mid-Atlantic thrifts at 64.68 percent. The Bank’s 8.62 percent share of cash and investments was much lower than the comparable group at 13.72 percent, all thrifts at 13.57 percent and Mid-Atlantic thrifts at 15.07 percent; but Delanco Federal’s 15.67 percent ratio of mortgage-backed securities to total assets was higher than the comparable group at 10.16 percent, all thrifts at 9.08 percent and Mid-Atlantic thrifts at 14.57 percent and New Jersey thrifts at 13.96 percent. Although the Bank’s combined share of cash and investments and mortgage-backed securities is generally in line with comparable group, as well as national, and regional and state averages, its larger share of fixed-rate residential mortgage loans with longer repricing intervals in a rising interest rate environment is a significant basis for its lower yield on interest-earning assets relative to the comparable group.

Financial Condition (cont.)

Delanco Federal had no intangible assets compared to 0.48 percent for the comparable group and a higher 0.83 percent for all thrifts and 1.62 percent for Mid-Atlantic thrifts. The Bank was absent repossessed assets at September 30, 2006, and at the close of its four most recent fiscal years. At September 30, 2006, the comparable group had a 0.15 percent ratio of repossessed assets to total assets, while all thrifts and Mid-Atlantic thrifts had ratios of 0.12 percent and 0.03 percent, respectively.

The financial condition of Delanco Federal is strengthened by its lower 0.11 percent ratio of nonperforming assets to total assets at September 30, 2006, compared to higher ratios of 0.55 percent ratio for the comparable group, 0.68 percent for all thrifts and 0.28 percent for Mid-Atlantic thrifts. For its two most recent fiscal years, the Bank’s ratio of nonperforming assets to total assets was a higher 0.58 percent at March 31, 2006, and 0.11 percent at March 31, 2005.

The Bank had a lower 10.17 percent ratio of high risk real estate loans to assets compared to 24.97 percent for the comparable group, 25.72 percent for all thrifts and 22.03 percent for Mid-Atlantic thrifts. The regulatory definition of high risk real estate loans is all mortgage loans other than those secured by one- to four-family residential properties. As previously discussed, 43.0 percent of Delanco Federal’s total loans at September 30, 2006, were secured by one- to four-family residential properties.

At September 30, 2006, Delanco Federal had $267,000 of allowance for loan losses, which represented 0.31 percent of assets and 0.47 percent of total loans. Those ratios are lower than the comparable group, which indicated allowances equal to 0.71 percent of assets and 1.01 percent of total loans. More significant, however, is an institution’s ratio of allowance for loan losses to nonperforming assets, since a considerable portion of nonperforming assets might eventually be charged off. Delanco Federal’s $267,000 of allowance for loan losses, represented a higher 290.21 percent of nonperforming assets at September 30, 2006, compared to the comparable group’s 151.66 percent. All thrifts and Mid-Atlantic thrifts had ratios of 208.05 percent and 250.02 percent, respectively. Delanco Federal had no net charge-offs for the twelve months ended September 30, 2006, resulting in a zero ratio of net charge-offs to average total loans, compared to ratios of 0.29 percent for the comparable group, 0.12 percent for all thrifts and 0.07 percent for Mid-Atlantic thrifts.

Financial Condition (cont.)

Historically and in recent periods, Delanco Federal has experienced minimal levels of interest rate risk, as reflected by the exposure of its net portfolio value to negative changes under conditions of rising interest rates. Such interest rate risk is related in part to the Bank’s strong share of loans maturing or repricing in less than five years, its balance of adjustable-rate mortgage-backed securities and its cash and shorter term investments and deposits.

Overall, with particular consideration of the Bank’s equity ratio, asset quality, reserves, coverage, interest rate risk and respective shares of loans and deposits relative to the comparable group, we believe that no adjustment is warranted for Delanco Federal’s current financial condition.

ASSET, LOAN, DEPOSIT AND EARNINGS GROWTH

During its most recent five calendar years, Delanco Federal has been characterized by similar rates of growth in assets, loans and deposits relative to the comparable group. Further compared to national and regional averages, however, the Bank is significantly lower in all three balance sheet categories. The Bank’s average annual asset growth rate from 2001 to 2005 was 6.53 percent, compared to a 4.2 percent average annual growth rate for the comparable group, 10.9 percent for all thrifts and 12.2 percent for Mid-Atlantic thrifts. Delanco Federal’s lower asset growth rate is consistent with its deposit growth and lower balance of borrowings during that five year period. The Bank’s loan portfolio indicates an average annual increase of 3.5 percent from 2001 to 2005, compared to an average growth rate of 4.7 percent for the comparable group, but much higher growth rates of 11.4 percent for all thrifts and 12.1 percent for Mid-Atlantic thrifts.

Asset, Loan, Deposit and Earnings Growth (cont.)

Delanco Federal’s deposits indicate an average annual increase of 6.8 percent from 2001 to 2005, representing a dollar increase of $21.9 million during those five years, with an additional increase of $15.0 million or 1.0 percent during the first three quarters of 2006, a predominance of which relates to the initial surge of deposits from its new branch. Annual deposit changes ranged from a strong increase of 14.6 percent in 2002 to a decrease of (2.0) percent in 2005, compared to five year average growth rates of 6.8 percent for the comparable group, 11.4 percent for all thrifts and 10.8 percent for Mid-Atlantic thrifts. Consistent with its deposit growth, Delanco Federal had no borrowed funds during those five years, but took FHLB advances of $2.5 million in the second quarter of 2006, which were reduced to $1.0 million by September 30, 2006. Such deposit growth and the absence of borrowed funds were the basis for the Bank’s increase in assets during those five years. At September 30, 2006, Delanco Federal’s 1.2 percent ratio of borrowed funds to assets was lower than the comparable group at 16.6 percent.

The Bank’s ability to increase its asset base and deposits in the future is, to a great extent, dependent on its being able to competitively price its loan and savings products, to maintain a high quality of service to its customers, to increase its market share and to increase its loan origination activity. Burlington County, the location of both of Delanco Federal’s offices, experienced an increasing trend in population and households between 1990 and 2000 and between 2000 and 2006, modestly higher than state increases and generally in line with national increases during those periods. Smaller increases in population and households are projected through 2011. In both 2000 and 2005, Burlington County indicated slightly lower per capita income and modestly higher median household income compared to New Jersey, with both being higher than in the United States. In 1990 and 2000, housing values in Burlington County were lower than in New Jersey but higher than the national median value.

Asset, Loan, Deposit and Earnings Growth (cont.)

The Bank’s historical dependence on Burlington County, the location of both of its existing offices and its planned third office, could result in lower asset growth in the future as a result of its competitive operating environment, recognizing the slower growth in population and households projected during the next five years.

From June 30, 2001, to June 30, 2006, Delanco Federal’s deposits in Burlington County increased from $46.1 million or a 1.00 percent market share to $69.4 million or a smaller 0.83 percent market share. The Bank’s deposit increase of 50.7 percent was considerably smaller than the 80.5 percent increase of all Burlington County deposits during that period. As discussed previously, using a more recent perspective, from June 30, 2004, to June 30, 2006, Delanco Federal’s deposits in Burlington County increased from $62.6 million or a 1.04 percent market share to $69.4 million or a smaller 0.83 percent market share. As in the five year view, the Bank’s two year deposit increase of 10.8 percent was considerably smaller than the 40.0 percent increase of all Burlington County deposits during that period and the number of banking offices in the county increased from 144 at June 30, 2004, to 150 at June 30, 2005.

Asset, Loan, Deposit and Earnings Growth (cont.)
The strategies indicated in Delanco Federal’s business plan include the opening of one de novo branch in early 2009, to be located in Burlington County. Overall, the Bank’s short to medium term focus is on growth and product diversification with an emphasis on increasing its portfolio of commercial real estate loans and commercial business loans at the expense of improved operating performance. Although assets, loans and deposits are projected to experience growth of between 20 percent and 25 percent in each of the three years following conversion, Delanco Federal’s yield on earning assets is projected to increase modestly, particularly considering its larger projected balance of commercial real estate and business loans. The Bank’s cost of funds is also projected to increase as it competes for deposits in a competitive environment with the overhead of its recently opened branch in Cinnaminson and the de novo branch planned in 2009. The Bank’s overhead expenses and ratio, are projected to remain well in excess of industry and regional averages and its noninterest income is projected to remain lower than those averages. Delanco Federal’s ROAA is projected to increase very modestly during the next three years to a level considerably lower than the current ROAA of the comparable group and significantly lower than national and regional averages.
Overall, the Bank’s efficiency ratio, currently at approximately 95 percent, is projected to remain above 80 percent through 2009, which is significantly less favorable than current industry averages of 58.8 percent for all thrifts, 78.7 percent for thrifts with assets under $100 million and 55.0 percent for thrifts in Delanco Federal’s OTS region.

Delanco Federal’s execution of an aggressive growth strategy, although well considered, beginning from its current earnings performance position entails risk that have been recognized and calculated by the Bank in its business planning process. Such a strategy can be deterred or inhibited by both internal and external factors, including management, staffing, branch site selection, interest rate trends, changing demographics and overall economic conditions. At best, however, even robust growth in the absence of concurrent earnings performance improvement during the three year horizon being considered does not, in our opinion, significantly enhance current value. Although such growth might eventually contribute to improved performance beyond that horizon, to recognize and apply such improvement to current value, considering the time issue and the associated risk, would be speculative in the context of Delanco Federal’s historical and current operations.

Asset, Loan, Deposit and Earnings Growth (cont.)

Although Burlington County demographics have, in most categories, generally kept pace with state and national metrics, Delanco Federal has not maintained its market share of deposits relative to deposit growth in the county, notwithstanding the surge of deposits generated by its new branch. Based on the foregoing factors, we have concluded that a small downward adjustment to the Bank’s pro forma value is warranted.

DIVIDEND PAYMENTS

The Corporation has not committed to pay dividends following the completion of its minority stock offering. Any payment of cash dividends by the Corporation in future years will continue to be dependent upon such factors as earnings performance, capital position, growth, and regulatory limitations.

Dividend Payments (cont.)

Each of the ten institutions in the comparable group pays cash dividends for an average dividend yield of 2.56 percent and a payout ratio of 48.30 percent. It should be noted that one of the comparable group institutions, Park Bancorp, Inc., paid cash dividends notwithstanding net losses, resulting in a payout that is not meaningful.

In our opinion, a no adjustment to the pro forma market value of the Corporation is warranted at this time related to dividend payments relative to the comparable group.

SUBSCRIPTION INTEREST

In 2005, investors’ interest in new issues was limited and subscription levels were consistently low to moderate, although a few issues received stronger response from the marketplace. New issues also attracted less interest from investors in 2005 and to date in 2006, and aftermarket price increases have been lower than in previous years. Overall, the recent and current reaction of IPO investors appears generally related to a number of analytical factors, including the financial performance and condition of the converting thrift institution, the strength of the local economy, general market conditions, aftermarket price trends and the anticipation of continuing merger/acquisition activity in the thrift industry. Although the number of recent offerings has been small relative to the 1990s, there appears to be only moderate demand for new financial institution issues. Even some issues attracting greater interest have experienced smaller than expected price increases and, in some cases, price decreases in the aftermarket.

Subscription Interest (cont.)

The Corporation will direct its offering to depositors of the Bank and, if there is a community offering, to the general public with a preference to residents of Burlington County, New Jersey. The board of directors and officers anticipate purchasing approximately $450,500 of the conversion stock or 45,050 shares, which represents 5.6 percent of the stock offered to the public based on the appraised midpoint valuation.

The Corporation has engaged the services of Ryan Beck & Co. (“Ryan Beck”) to assist in the marketing and sale of the conversion stock.

Based on the characteristics of Delanco Federal relative to the size of the offering, recent market movement and current market conditions, local market interest, the terms of the offering and recent subscription levels for initial offerings, we believe that a moderate downward adjustment is warranted for the Corporation’s anticipated subscription interest.

LIQUIDITY OF THE STOCK

The Corporation’s total public offering is considerably smaller in size relative to the average market value of the comparable group and Mid-Atlantic thrifts. The comparable group has an average market value of $38.3 million for the stock outstanding compared to a midpoint public offering of $8.1 million for the Corporation. Of the ten institutions in the comparable group, all are traded on NASDAQ, indicating an average daily trading volume of 1,317 shares during the last four quarters. With 810,000 shares to be outstanding at the midpoint of the offering range, the Corporation will have many fewer shares outstanding than the comparable group with an average of 1.9 million shares.

Based on the average market capitalization, shares outstanding and daily trading volume of the comparable group, as well as the relative trading volume of publicly-traded mutual holding companies, we have concluded that a moderate downward adjustment to the Corporation’s pro forma market value is warranted relative to the anticipated liquidity of its stock.

MANAGEMENT

As previously discussed, Delanco Federal’s senior management team includes its president and chief executive officer, Robert M. Notigan, and its senior vice president, treasurer and chief financial officer, Douglas R. Allen, Jr.

Although net interest margin, overhead expenses, efficiency ratio and earnings have historically been less favorable than the comparable group and industry averages, over the past several years, the management of Delanco Federal has been successful in significantly increasing the Bank’s loans and deposits portfolio and reducing investments, resulting in a loans to assets ratio approaching comparable group and industry averages and a ratio of deposits to assets well in excess of those averages. Historically, the Bank’s ratio of interest-earning assets to total assets has also in line with or higher than the comparable group and industry averages; but the Bank’s investment in its recently opened branch substantially increased its fixed assets balance and its ratio of nonearning assets to total assets. Delanco Federal has historically maintained a higher ratio of deposits to assets and a lower ratio of borrowed funds to assets relative to the comparable group and industry averages; and its cost of interest-bearing liabilities has been lower than comparable group and industry averages.

Delanco Federal’s nonperforming assets are currently lower than industry averages and have indicated improvement since 2004. At September 30, 2006, the Bank was absent repossessed assets.

Overall, although the Bank experienced negative net and core earnings for its most recent four quarters, earnings were positive but modest in its three most recent fiscal years. Delanco Federal’s financial condition has been stable and its assets quality has consistently been more favorable to industry averages. We believe the Bank is managed in a manner and at a professional level generally commensurate with the comparable group institutions; and we recognize that management has prepared a business plan and a use of conversion proceeds that are intended to improve the performance of Delanco Federal in future years.

Management (cont.)

It is our opinion that no adjustment to the pro forma market value of the Corporation is warranted for management.

MARKETING OF THE ISSUE

The necessity to build a new issue discount into the stock price of a converting thrift institution continues to be a closely examined issue in recognition of uncertainty among investors as a result of the thrift industry’s dependence on interest rate trends, recent volatility in the stock market and reduced interest in conversion offerings. Increased merger/acquisition activity, as well as the presence of new competitors in the financial institution industry, such as de novo institutions, investment firms, insurance companies and mortgage companies, have resulted in increased pressure on an individual institution’s ability to attract retail deposits at normal rates rather than premium rates and to deploy new funds in a timely and profitable manner.

Although we believe that a new issue discount applied to the price to book valuation approach is appropriate and necessary in some public offerings, in our opinion, various characteristics of the Corporation’s transaction, as well as recent market trends, cause us to conclude that such a discount is not warranted in the case of this particular offering. Consequently, at this time we have made no adjustment to the Corporation’s pro forma market value related to a new issue discount.

VI.	VALUATION METHODS

Introduction

Historically, the most frequently used method for determining the pro forma market value of common stock for thrift institutions by this firm has been the price to book value ratio method, due to the volatility of earnings in the thrift industry. As earnings in the thrift industry have stabilized and improved, more emphasis has been placed on the price to earnings method. During the past two years, however, as rising interest rates have had varying effects on individual institutions, depending on the nature of their operations, the price to book value method has again become pertinent and meaningful in the objective of discerning commonality and comparability among institutions. In determining the pro forma market value of Delanco Bancorp, Inc., primary emphasis has been placed on the price to book value method, due to the Bank’s net and core after tax losses for the twelve months ended September 30, 2006. Additional analytical and correlative attention has been given to the price to earnings method.

As primarily a correlative indicator, the price to net assets method has also been used. The price to assets method is used less often for valuing ongoing institutions, but becomes more useful in valuing converting institutions when the equity position and earnings performance of the subject institution are different.

In addition to the pro forma market value, we have defined a fully converted valuation range with the minimum of the range being 85.0 percent of the pro forma market value, the maximum of the range being 115.0 percent of the pro forma market value, and a super maximum being 115.0 percent of the maximum. The pro forma market value or appraised value will also be referred to as the “midpoint value.”

Valuation Methods (cont.)

In applying each of the valuation methods, consideration was given to the adjustments to the Bank’s pro forma market value discussed in Section V. Downward adjustments were made for earnings performance, the Bank’s market area, subscription interest, the liquidity of the stock and asset, loan and deposit growth. No adjustments were made for the Bank’s financial condition, marketing of the issue and management.

PRICE TO BOOK VALUE METHOD

In the valuation of thrift institutions, the price to book value method focuses on an institution’s financial condition, and does not give as much consideration to the institution’s long term performance and value as measured by earnings. Due to the earnings volatility of many thrift stocks, including Delanco Federal, the price to book value method is frequently used by investors who rely on an institution’s financial condition rather than earnings performance. Although this method is, under certain circumstances, considered somewhat less meaningful for institutions that provide a consistent earnings trend, it remains significant and reliable when an institution’s performance or general economic conditions are experiencing volatile or uncustomary trends related to internal or external factors, and serves as a complementary and correlative analysis to the price to earnings and price to assets approaches.

It should be noted that the prescribed formulary computation of value using the pro forma price to book value method returns a price to book value ratio below market value on a fully converting institution. In the case of a minority offering such as Delanco Federal, however, the application of the prescribed formulary computation to a sale of less than all the shares based on the full valuation of the institution might return a value in excess of the book value of the institution. In most instances, nevertheless, such a value remains below current comparable market values.

Price to Book Value Method (cont.)

Exhibit 49 shows the average and median price to book value ratios for the comparable group which were 122.62 percent and 121.85 percent, respectively. The full comparable group indicated a moderately wide range, from a low of 98.20 percent (Home City Financial) to a high of 165.52 percent (Elmira Savings Bank). The comparable group had moderately higher average and median price to tangible book value ratios of 129.23 percent and 133.80 percent, respectively, with the range of 99.80 percent to a higher 167.37 percent. Excluding the low and the high in the group, the comparable group’s price to book value range narrowed modestly from a low of 101.60 percent to a high of 141.05; and the comparable group’s price to tangible book value range also narrowed modestly from a low of 102.90 percent to a high of 143.33 percent.

Considering the foregoing factors in conjunction with the adjustments made in Section V, we have determined a pro forma price to book value ratio of 73.67 percent and a price to tangible book value ratio of 74.22 percent at the midpoint. The price to book value ratio increases from 69.77 percent at the minimum to 79.53 percent at the maximum, as adjusted, while the price to tangible book value ratio increases from 70.35 percent at the minimum to 80.01 percent at the maximum, as adjusted.

The Corporation’s pro forma price to book value and price to tangible book value ratios of 73.67 percent and 74.22 percent, respectively, as calculated using the prescribed formulary computation indicated in Exhibit 48, are influenced by the Bank’s capitalization, local market and percentage of public ownership, as well as subscription interest in thrift stocks and overall market and economic conditions. Further, the Corporation’s fully converted ratio of equity to assets after conversion at the midpoint of the valuation range will be approximately 17.17 percent compared to 10.45 percent for the comparable group. Based on the price to book value ratio and the Bank’s total equity of $8,153,000 at September 30, 2006, the indicated pro forma market value of the Bank using this approach is $18,105,325 at the midpoint (reference Exhibit 48).

PRICE TO EARNINGS METHOD

The foundation of the price to earnings method is the determination of the earnings base to be used, followed by the determination of an appropriate price to earnings multiple. As indicated in Exhibit 3 and previously discussed, Delanco Federal’s after tax net loss for the twelve months ended September 30, 2006, was $27,000, and the Bank’s core net loss for that period was $49,000, based on the adjustments shown in Exhibit 7. Considering such earnings bases and trends, we have concluded that neither the price to net earnings method nor the price to core earnings method is meaningful.

Price to Earnings Method (cont.)

The average price to core earnings multiple for the comparable group was 25.19, while the median was 21.69. The average price to net earnings multiple was a lower 23.63 and the median multiple was 21.27. The comparable group’s price to core earnings multiple was higher than the 24.76 average multiple for all publicly-traded, FDIC-insured thrifts, and higher than their median of 17.38. The range in the price to core earnings multiple for the comparable group was from a low of 17.16 (Home City Financial Corp.) to a high of 53.48 (First Keystone Financial). The range in the price to core earnings multiple for the comparable group, excluding the high and low values, was from a low multiple of 17.32 to a high of 31.77 times earnings for eight of the ten institutions in the group, indicating a modest narrowing at the lower end of the range and a significant narrowing at the upper end.

Considering the negative net and core earnings positions of Delanco Federal for the twelve months ended September 30, 2006, it is our opinion that the price to core earnings method is not meaningful.

PRICE TO ASSETS METHOD

The price to assets method is not frequently used, since the calculation incorporates neither an institution’s equity position nor its earnings base. Additionally, the prescribed formulary computation of value using the pro forma price to assets method does not recognize the runoff of deposits concurrently allocated to the purchase of conversion stock, returning a pro forma price to net assets ratio below its true level following conversion.

Price to Assets Method (cont.)

Exhibit 48 indicates that the average price to assets ratio for the comparable group was 10.45 percent and the median was 9.65 percent. The range in the price to assets ratios for the comparable group varied from a low of 7.27 percent (First Keystone Financial) to a high of 16.22 percent (Park Bancorp, Inc.). The range narrows modestly with the elimination of the two extremes in the group to a low of 9.13 percent and a high of 12.23 percent.

Based on the previously noted adjustments, it is our opinion that an appropriate price to assets ratio for the Corporation is 17.17 percent at the midpoint, which ranges from a low of 15.02 percent at the minimum to 21.57 percent at the maximum, as adjusted.

Based on the Bank’s September 30, 2006, asset base of $86,565,000, the indicated pro forma market value of the Corporation using the price to assets method is $17,945,600 at the midpoint (reference Exhibit 48).

VALUATION CONCLUSION

Exhibit 54 provides a summary of the valuation premium or discount relative to the comparable group at each of the valuation ranges using the price to book value and price to assets approaches. At the midpoint value, the price to book value ratio of 73.67 percent for the Corporation represents a discount of 39.92 percent relative to the comparable group and decreases to a discount of 35.14 percent at the super maximum. The price to assets ratio at the midpoint represents a premium of 64.32 percent, increasing to a premium of 106.40 percent at the maximum, as adjusted.

Valuation Conclusion (cont.)

It is our opinion that as of November 20, 2006, the fully converted pro forma market value of the Corporation, was $18,000,000 at the midpoint, representing 1,800,000 shares at $10.00 per share. The fully converted pro forma valuation range of the Corporation is from a minimum of $15,300,000 or 1,530,000 shares at $10.00 per share to a maximum of $20,700,000 or 2,070,000 shares at $10.00 per share, with such range being defined as 15 percent below the appraised value to 15 percent above the appraised value. The maximum, as adjusted, defined as 15 percent above the maximum of the range, is $23,805,000 or 2,380,500 shares at $10.00 per share.

Our valuation assumptions, process and conclusions recognize that the minority public offering contemplates the sale of 45.0 percent of the outstanding shares, representing offerings of $8,100,000 or 810,000 shares at the midpoint, $6,885,000 or 688,500 shares at the minimum, $9,315,000 or 931,500 shares at the maximum and $10,712,250 or 1,071,225 shares at the maximum, as adjusted.

The fully converted pro forma appraised value of Delanco Bancorp, Inc. as of November 20, 2006 was $18,000,000 at the midpoint.

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